As Filed with the Securities and Exchange Commission on September 15, 2000

                                                    Registration No.  333-42512

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            Pre-Effective Amendment
                                   No. 1 to
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      AMERICAN COMMUNITY BANCSHARES, INC.
                 (Name of small business issuer in its charter)


    North Carolina                             6712                                 56-2179531
(State or Jurisdiction of         (Primary Standard Industrial Code)     (IRS Employer Identification No.)
 Organization)

                         2593 West Roosevelt Boulevard
                       Monroe, North Carolina 28111-0418
                                 (704) 225-8444
         (Address and telephone number of principal executive offices)

                           Randy P. Helton, President
                         2593 West Roosevelt Boulevard
                       Monroe, North Carolina 28111-0418
                                 (704) 225-8444
           (Name, address and telephone number of agent for service)


                                   Copies to:



       Anthony Gaeta, Jr., Esq.               Brian T. Atkinson, Esq.
          Erik Gerhard, Esq.                  Moore & Van Allen, PLLC
        Gaeta & Glesener, P.A.                 100 North Tryon Street
   808 Salem Woods Drive, Suite 201                   Floor 47
          Raleigh, NC  27615                    Charlotte, NC  28202
            (919) 845-2558                         (704) 331-1000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                            [PROSPECTUS COVER PAGE]
PROSPECTUS
________, 2000

                      AMERICAN COMMUNITY BANCSHARES, INC.
                                  COMMON STOCK
                         PURCHASE PRICE $____ PER SHARE

                           1,000,000 Shares (Maximum)
                            500,000 Shares (Minimum)

We are the parent company for American Community Bank, a North Carolina community bank that opened for business in November 1998.

                      American Community Bancshares, Inc.
                            American Community Bank
                             Post Office Box 5035
                      Monroe, North Carolina  28111-5035
                                (704) 225-8444

Trading Market

Our common stock is currently traded on the Nasdaq SmallCap Market under the symbol "ACBA."

The Offering

American Community Bancshares, Inc. ("American Community Bancshares") is offering a minimum of 500,000 shares and a maximum of 1,000,000 shares of its common stock for sale at $____ per share. During the first four weeks of the offering, we will offer the common stock in the communities where we have existing or proposed banking offices. Afterward, Wachovia Securities, Inc., a broker-dealer located in Charlotte, North Carolina will offer any remaining shares of common stock on a "best efforts" basis and receive a commission of 5% of the offering price for all shares sold by it plus a financial advisory or standby fee. (See METHOD OF SUBSCRIPTION/ PLAN OF DISTRIBUTION). Funds collected during the offering will be placed in escrow at First Union National Bank until the minimum of 500,000 shares is sold. We plan to use the proceeds from the offering to enhance our capital and liquidity positions, fund our expansion plans, including the establishment of additional branch offices in and around Union and Mecklenburg Counties, and for general corporate purposes. If by, December 31, 2000, unless extended to February 28, 2001, American Community Bancshares has not received subscriptions for at least 500,000 shares of its common stock, a refund of the funds paid, with interest, will be returned to the subscribers.

                                                               Total of    Total of
                                                 Per Share      Minimum     Maximum
                                                 ---------      -------     -------
     Public Offering Price                          $___         $___        $___
     Estimated Expenses of the Offering             $___         $___        $___
     Proceeds to American Community Bancshares      $___         $___        $___


THIS INVESTMENT INVOLVES RISK. IT IS NOT A DEPOSIT OR AN ACCOUNT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. SOME OF THE RISKS OF THIS INVESTMENT ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE __.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       [INSIDE FRONT COVER OF PROSPECTUS]


                                     [MAP]


                                OFFICE LOCATIONS

Main Office                     Wal-Mart Superstore Office       Sunset Office
2593 West Roosevelt Blvd.       2406 West Roosevelt Blvd.        120 Sunset Drive
Monroe, NC                      Monroe, NC                       Monroe, NC

Indian Trail Office             Marshville Office                Matthews-Mint Hill Office
13860 East Independence Blvd.   7001 East Marshville Blvd.       7200 Matthews-Mint Hill Road
Indian Trail, NC                Marshville, NC                   Mint Hill, NC

                                Mountain Island Office
                                Mount Holly-Huntersville Road
                                Charlotte, NC

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed business information and the financial statements and related notes that appear elsewhere in this Prospectus. Market and industry data used in this Prospectus are based on independent industry publications, other publicly available information or the good faith belief of our management.


                         AMERICAN COMMUNITY BANCSHARES
                          AND AMERICAN COMMUNITY BANK

Business

American Community Bancshares is a bank holding company formed in April 2000 to own all of the common stock of American Community Bank, a North Carolina-chartered bank that opened for business as a community bank in Monroe, Union County, North Carolina in November 1998. At this time, American Community Bancshares does not engage in any business activities on its own. It only owns American Community Bank which engages in the commercial banking business. At June 30, 2000, American Community Bancshares had total assets of $105.1 million, total deposits of $83.3 million and shareholders' equity of $11.2 million.
Since opening in November of 1998, neither American Community Bank nor American Community Bancshares has yet achieved profitability.

American Community Bank's Market Area

We operate in the Southern Piedmont area of North Carolina, principally in Union and Mecklenburg Counties. As of June 30, 2000, the most recent date for which figures were available, these two counties had a combined population of approximately one million. As of December 31, 1999, the two-county area had an unemployment rate of 2.3%.

Executive Offices

American Community Bancshares
American Community Bank
2593 West Roosevelt Boulevard
Monroe, North Carolina 28111-0418
(704) 225-8444

Management

Randy P. Helton, 45, is our President and Chief Executive Officer. A lifelong resident of Charlotte, North Carolina, he has approximately 23 years of banking experience. He is a graduate of UNCC, the Executive Program at UNC-Chapel Hill and a graduate of the Corporate Financial Management Program at Harvard Business School. Until 1998, when he joined the current directors who were the original organizers of American Community Bank, Mr. Helton was a Vice President in the Private Banking Group of First Union National Bank in Charlotte, North Carolina, a position he assumed in 1994. Prior thereto he was Senior Vice President and City Executive of Charlotte with American Commercial Savings Bank, Monroe which was acquired by First Union National Bank in 1994.

Dan R. Ellis, Jr., 44, is our Senior Vice President, Chief Financial Officer and Secretary, a position he has held since American Community Bank began operating. He is a long time resident of Union County. Until 1998, Mr. Ellis was a partner with Accupointe of Charlotte, North Carolina.

Randy Adcock, 44, Senior Vice President and Monroe City Executive, is a life long resident of Union County and a 23 year banking veteran. He was formerly with Bank of Union (acquired by First Charter National Bank) in Monroe, North Carolina as a commercial loan officer.

Farrell Richardson, 59, Senior Vice President and Regional Business Development Officer, is a life long resident of Union County and a 28 year banking veteran. He formerly was with Bank of Union (acquired by First Charter National Bank) as Branch Manager of the Indian Trail Branch.

Mike Cochrane, 48, Senior Vice President and Matthews/Mint Hill City Executive, is a life long resident of Mint Hill, North Carolina and a 23 year banking veteran. He formerly was with South Trust Bank of North Carolina as a commercial loan officer in Mint Hill, North Carolina.

Jeff Coley, 41, Senior Vice President and City Executive of Marshville, is a life long resident of Marshville and a 20 year banking veteran. He formerly was a Branch Manager with BB&T in Marshville, North Carolina.

Steve Barnes, 45, Senior Vice President and City Executive of Indian Trail, is a life long resident of Union County and a 20 year banking veteran. He formerly was with First Charter National Bank as a loan officer in the Indian Trail office.

Dwight Henry, 62, Senior Vice President and City Executive of Mountain Island, is a life long resident of Charlotte and a 28 year banking veteran. He previously was employed by First Charter National Bank as a commercial loan officer in the Oakdale community.

Don Singleton, 48, Senior Vice President and senior loan officer, is a 27 year banking veteran and was previously employed by Wachovia Bank as a senior loan officer.

Mary Margaret Nance, 48, Senior Vice President and Operations Officer, is a 20 year banking veteran and was previously employed by Bank of Union (acquired by First Charter National Bank) as Compliance and Loan Review Officer. Prior to that she was employed by NationsBank (now Bank of America) in a similar role.

The Offering

Securities Offered for Sale                  Shares of common stock, $1.00
                                             par value, of American Community
                                             Bancshares.

Number of Shares Being Offered               A minimum of 500,000 and a
                                             maximum of 1,000,000.

Offering Price                               $____ per share.

How to Subscribe                             Prior to _____, 2000, use only
                                             the Subscription Offer Form
                                             attached to this Prospectus;
                                             thereafter, you may also contact
                                             any office of IJL Wachovia, a
                                             division of Wachovia Securities.

Number of Shares to be Outstanding           A minimum of 1,992,062 and a
after the Offering                           maximum of 2,492,062 shares, not
                                             including an additional 298,410
                                             shares that are reserved for
                                             American Community Bancshares'
                                             stock option plans.

Proposed Purchases by Directors and          Due to their current level of
Officers                                     ownership of American Community
                                             Bancshares' common stock and in
                                             order to broaden our shareholder
                                             base in the new communities now
                                             being served by additional
                                             branch offices, the directors
                                             and officers do not intend to
                                             purchase any additional shares
                                             in the offering.

Escrow of Funds                              All funds will be held in escrow
                                             with First Union National Bank.
                                             If by December 31, 2000 (unless
                                             extended to February 28, 2001)
                                             we do not receive subscriptions
                                             for at least 500,000 shares,
                                             subscribers will receive a
                                             refund of their funds with
                                             interest.

Dividend Policy                              We do not intend to pay any cash
                                             dividends in the foreseeable
                                             future.

Use of Proceeds                              We intend to use the net
                                             proceeds from the offering to
                                             provide additional liquidity,
                                             fund our expansion plans and
                                             general corporate purposes.

Risk Factors                                 You should read the "Risk
                                             Factors" section beginning on
                                             page 5 before deciding to invest
                                             in the offering.

Trading Market/Symbol                        Nasdaq SmallCap Market/ACBA

Summary Consolidated Financial and Other Data

The summary consolidated financial and other data presented below should be read in conjunction with, and is qualified in its entirety by, the audited financial statements and related notes of American Community Bank and the unaudited financial statements of American Community Bancshares. The audited financial statements of American Community Bank are for the year ended December 31, 1999 and the period November 16, 1998 to December 31, 1998. The unaudited financial statements of American Community Bancshares are for the six months ended June 30, 2000 and 1999. The financial statements mentioned above can be found at the end of this Prospectus and in "MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" contained elsewhere in this
Prospectus.

                                                                       At or for the Six Months     At or for the Period Ended
                                                                             Ended June 30,               December 31,
                                                                         2000            1999         1999         1998 (5)
                                                                         ----            ----         ----         --------
                                                                              (unaudited)
                                                                               (In thousands, except per share data)
CONSOLIDATED OPERATING DATA:
Interest income                                                        $  3,705        $ 1,277       $ 3,457       $    137
Interest expense                                                          1,841            441         1,424             22
                                                                       --------        -------       -------       --------
Net interest income                                                       1,864            836         2,033            115
Provision for loan losses                                                   401            449           742             71
                                                                       --------        -------       -------       --------
Net interest income after provision for loan losses                       1,463            387         1,291             44
Noninterest income                                                          364            233           493              1
Noninterest expense                                                       2,160          1,272         2,684            174
                                                                       --------        -------       -------       --------
Loss before income taxes                                                   (333)          (652)         (900)          (129)
Income taxes                                                                  -              -             -              -
                                                                       --------        -------       -------       --------
Net loss                                                               $   (333)       $  (652)      $  (900)      $   (129)
                                                                       ========        =======       =======       ========

CONSOLIDATED BALANCE SHEET DATA:
Total assets                                                           $105,051        $43,323       $73,594       $ 20,353
Investments (1)                                                          12,538          6,597         8,718         14,721
Loans, net of allowance for loan losses                                  87,089         35,092        58,493          4,709
Deposits                                                                 83,264         31,345        54,987          7,678
Borrowings (2)                                                           10,201              -         6,700              -
Shareholders' equity                                                     11,219         11,801        11,553         12,453

PER SHARE DATA:
Basic and diluted net loss (3)(4)                                      $  (0.76)       $ (3.82)      $ (0.60)      $  (0.09)

Book Value                                                             $   7.52        $  7.91(3)    $  7.74       $   8.35(3)

SELECTED OTHER DATA:
Return on average assets (5)                                              -0.76%         -3.82%        -1.99%             -
Return on average equity (5)                                              -5.82%        -10.74%        -7.50%             -
Average equity to average assets (5)                                      13.10%         35.53%        26.56%             -
Net yield on average interest-earning assets (5)                           4.50%          5.19%         4.81%             -
Average interest-earnings assets to average interest-bearing             124.14%        172.80%       146.63%             -
liabilities (5)
Ratio of non-interest expense to average total assets (5)                  4.95%          7.45%         5.94%             -
Nonperforming loans to total assets                                           -              -             -              -
Nonperforming loans to total loans                                            -              -             -              -
Allowance for loan losses to total loans                                   1.34%          1.46%         1.37%          1.49%
Number of full service branches in operation                                  5              3             3              2

(1) Consists of interest-earning deposits with banks, investment securities available for sale, and stock in Federal Home Loan Bank (the "FHLB").
(2) Consists of federal funds purchased, advances from the FHLB and capital lease obligations.
(3)  Adjusted to reflect the dilutive effect of the 20% stock dividend in 1999.
(4) Computed based on the weighted average number of shares outstanding during each period.

(5) American Community Bank commenced operations on November 16, 1998. Because of the short period of operations during 1998, certain of the operating ratios and percentages under the caption "Selected Other Data" are not considered to be meaningful for 1998 and are therefore not included above.

                                  RISK FACTORS

In connection with this offering, you should consider carefully all of the information in this Prospectus and, in particular, the following factors:

We Do Not Plan to Pay Cash Dividends in the Immediate, Foreseeable Future.

We do not expect to pay dividends on our common stock in the immediate, foreseeable future. You should not buy shares in this offering if you need dividend income from this investment. Currently and in the immediate future, American Community Bancshares will have no significant assets other than its ownership of American Community Bank, and the only source of funds for paying dividends to shareholders will be dividends American Community Bancshares receives from American Community Bank. American Community Bank is prohibited from paying cash dividends until November 2001 unless special permission is received from the North Carolina Commissioner of Banks. This is a common prohibition for new banks chartered under North Carolina law. Also, American Community Bank may not generate sufficient earnings to enable it to continue to grow and also pay dividends to American Community Bancshares. Even if it does, American Community Bancshares' board of directors would not be required to pay dividends to shareholders. Also, there are other regulatory requirements which may limit our ability to pay cash dividends.

If American Community Bank Experiences Greater Loan Losses Than Anticipated, It Will Have an Adverse Effect on Our Net Income and Our Ability to Fund Our Growth Strategy.

The risk of nonpayment of loans is inherent in banking. If we experience greater nonpayment levels than anticipated, our earnings and overall financial condition, as well as the value of our common stock, could be adversely affected.

We continuously strive to manage our credit risk, and we also maintain an allowance for loan losses to provide for loan defaults and nonperformance. However, we cannot assure you that our monitoring, procedures and policies will reduce certain lending risks or that our allowance for loan losses will be adequate to cover actual losses. In addition, as a result of the rapid growth in our loan portfolio, loan losses may be greater than management's estimates of the appropriate level for the allowance. Loan losses can cause insolvency and failure of a financial institution and, in such an event, our shareholders could lose their entire investment. In addition, future provisions for loan losses could materially and adversely affect our results of operations. Any loan losses will reduce the loan loss reserve. A reduction in the loan loss reserve will be replaced by earnings. This will cause our earnings to be reduced and reduced earnings could have an adverse effect on our stock price.

Our Operations and Profitability Will be Affected by the Local Economy.

We operate primarily in the Southern Piedmont area of North Carolina, principally Union and Mecklenburg Counties. While the economy in this area generally has been healthy in recent years, an economic downturn in the area would probably have a significant negative impact on us.

In Order to be Profitable, We Must Compete Successfully With Other Financial Institutions Which Have Greater Resources and Capabilities Than We Do.

The banking business is extremely competitive. Most of our competitors are larger and have greater resources than we do and have been in existence a longer period of time. We will have to overcome historical bank-customer relationships to attract customers away from our competition. We compete with the following types of institutions:

          - other commercial banks           - securities brokerage firms
          - savings banks                    - mortgage brokers
          - thrifts                          - insurance companies
          - credit unions                    - mutual funds
          - consumer finance companies       - trust companies

Some of our competitors are not regulated as extensively as we are and, therefore, may have greater flexibility in competing for business. Some of these competitors are subject to similar regulation but have the advantages of larger established customer bases, higher lending limits, extensive branch networks, numerous automated teller machines, a greater advertising-marketing budget or other factors.

Our legal lending limit is determined by applicable law. The size of the loans which we offer to our customers may be less than the size of the loans that most of our competitors are able to offer. This limit may affect to some degree our ability to seek relationships with the larger businesses in our market. We satisfy loan requests in excess of our lending limit ($1.7 million) through the sale of participations in such loans to other banks. However, we cannot assure you that we will be successful in attracting or maintaining customers seeking larger loans or that we will be able to engage in the sale of participations in such loans on terms we consider favorable.

Our Need to Comply with Extensive and Complex Governmental Regulation Could Have an Adverse Effect on Our Business, and Our Operations and Profitability Will Be Affected by Federal Policies Outside of Our Control.

The banking industry is subject to extensive regulation by state and federal banking authorities. Many of these regulations are intended to protect depositors, the public or the FDIC insurance funds, not shareholders. Regulatory requirements will affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our rate of growth. Regulations affecting financial institutions are undergoing continuous change, and such changes could adversely affect us. Sometimes, these changes are applied retroactively. In addition, the burden imposed by these federal and state regulations may place banks in general, and us specifically, at a competitive disadvantage compared to less regulated competitors.

In addition, various aspects of the banking industry and our operations will be affected by federal economic and monetary policies, which are outside our control. Changes in federal economic and monetary policies may adversely affect our ability to attract deposits, make loans and achieve satisfactory interest spreads.

You Will Suffer Immediate Dilution in the Net Tangible Book Value of Your Investment.

If you purchase our common stock in this offering, you will realize an immediate dilution of approximately $____ in net tangible book value per share of common stock, based on our June 30, 2000 shareholders' equity and assuming an offering price of $____ per share and the maximum sales agents' commission.

The Loss of One or More Key Executives Could Seriously Impair Our Ability to Implement Our Strategy.

For the foreseeable future, we will depend upon the services of Randy P. Helton, our President and Chief Executive Officer, as well as other senior management we employ. The loss of services of Mr. Helton may have a material adverse effect on our operations. To protect against such a loss, we have applied for a key-man life and disability insurance policy covering Mr. Helton in the amount of $1 million. We cannot assure you that the policy will be issued or that we will be able to maintain it on satisfactory terms. In an effort to maintain Mr. Helton's employment, we entered into a five-year employment agreement with Mr. Helton in April 1998. If Mr. Helton or any other key employee were no longer employed by us, it could impair our ability to implement our growth strategy. In addition, if we are unable to hire qualified and experienced personnel to adequately staff our anticipated growth, our operating results would be adversely affected. To protect American Community Bank, Mr. Helton and a number of our key executives have entered into employment agreements with American Community Bank that would, in most circumstances, prohibit the executive from competing with American Community Bank in our market areas should they leave American Community Bank's employ.

Our Management Owns a Substantial Portion of Our Common Stock, and Their Interests May Conflict With Yours.

As of June 30, 2000, our directors and executive officers beneficially owned approximately 19.7% of our common stock. The directors and officers do not intend to purchase any additional shares in this offering to allow for a broader distribution of shares in our local communities. Upon completion of this offering, we expect that our directors and executive officers will beneficially own approximately 15.2% of our common stock assuming the minimum of 500,000 shares is sold and 13.2% assuming the maximum of 1,000,000 shares is sold. Accordingly, such persons will be in a position to exercise substantial influence over our affairs and may impede the acquisition of control by a third party. We cannot assure you that the interests of our directors, executive officers and key employees will always align precisely with your interest as a holder of our common stock.

Changes in Interest Rates Could Have an Adverse Effect on Our Net Income.

Our profitability is based in part on the difference or "spread" between the interest rates we earn on investments and loans and the interest rates we pay on deposits and other interest-bearing liabilities. Like most banking institutions, our net interest spread and margin is affected by general economic conditions and other factors that influence market interest rates and by our ability to respond to changes in interest rates. At any given time, our assets and liabilities are affected differently by a given change in interest rates, principally because it is impossible to match the maturities of our loans and investments precisely with our deposits and other funding sources. As a result, an increase or decrease in interest rates could have a material adverse effect on our net income, capital and liquidity. As of June 30, 2000, we had a negative interest rate gap of $3.1 million or 3.1% of total interest earning assets. In theory this means our annual earnings could decrease approximately $31,000 the first year for every 1% rise in interest rates. However, most of the assets repricing in American Community Bank's one year or less category are variable rate loans and investments whose interest rates can be adjusted immediately should rates increase. Conversely, the liabilities in the one year or less category are fixed rate time deposits or borrowings that reprice all during the year. Due to this asset and liability mix, American Community Bank is in fact asset sensitive and should benefit from rising rates even though as of June 30, 2000 the gap analysis indicates a negative gap for year one. For information regarding our interest rate risk sensitivity and our negative interest rate gap at June 30, 2000 as computed on various future time horizons, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -ASSET/LIABILITY MANAGEMENT." While management intends to take measures to mitigate interest rate risk, we cannot assure you that such measures will be effective in minimizing our exposure to interest rate risk.

In addition to affecting interest income and expense, changes in interest rates also can affect the value of a financial institution's interest-earning assets, which consist of fixed- and adjustable-rate instruments (such as loans and investments). Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. Changes in interest rates also can affect the average life of, and demand for, loans and mortgage-related securities. In a declining interest rate environment, for example, a financial institution is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the paid-off loans.

We May Be Unsuccessful in Implementing or Managing our Growth Strategy.

American Community Bancshares intends to expand its business through selective de novo branch openings and possible acquisitions. There can be no assurance
-- ----
that we will be able to consummate, or if consummated, successfully integrate, any future de novo branch openings or acquisitions, and there can be no
           -- ----
assurance that we will not incur disruption and unexpected expenses in integrating any such transactions. Although we currently have no such agreements or understandings, either written or oral, in the normal course of business we evaluate potential transactions that would compliment or expand our banking business. In doing so, we compete with other potential bidders, many of which have greater financial and operational resources. There can be no assurance that we will be able to successfully negotiate, finance or integrate any such transactions. Furthermore, the process of evaluating, negotiating and integrating transactions may divert our time and attention as well as our resources. There can be no assurance that any given de novo branch or whole
                                                    -- ----
business opening or acquisition, when and if consummated, will not have a material adverse effect on our business, results of operations or financial condition.

If We Are Unable to Make Technological Improvements Necessary to Compete for Customers, Our Ability to Grow as Anticipated Will Be Adversely Affected.

The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations. We are preparing to allow customers to perform certain banking transactions over the Internet, but we have no operating history with Internet banking. In addition, many of our competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than we can perform them. We cannot assure you that we will be able to implement new technology-driven products and services effectively or be successful in marketing such products and services to our customers.

Anti-Takeover Provisions in Our Articles of Incorporation Could Reduce the Likelihood That You Will Receive a Takeover Premium.

Certain provisions of state and federal law and our articles of incorporation and by-laws will make it more difficult for anyone to acquire control of us without our board of directors' approval. The provisions of law that may delay or block takeover attempts include the North Carolina Shareholder Protection Act, the North Carolina Control Share Acquisition Act, and the Bank Change in Control Act of 1978. There are also provisions of the articles of incorporation and the bylaws that may delay or block takeover attempts. These provisions include: (i) a bylaws provision requiring staggered terms for the board of directors if the board consists of nine or more directors; (ii) removal of directors only for cause as defined in the articles of incorporation; (iii) a provision in the articles of incorporation that allows the board of directors to consider other factors and constituents, including the possible effect on the community, in addition to the shareholders, when considering proposals which could result in a change in control, and; (iv) a bylaws provision which only allows the president or the board of directors to call a special meeting of the shareholders. In many cases, shareholders receive a premium for their shares in a change in control. These provisions could make it less likely that a change in control will occur or that you will receive a premium for your shares if a change in control does occur.

Some Loans May Not Be Seasoned Enough to Have Exhibited Problems That Could Arise in the Future.

The growth of the loan portfolio has been rapid. As a result, some loans may not yet be old enough to provide a reliable indicator of future repayment.

                           FORWARD LOOKING STATEMENTS

Some of the statements in this Prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. We based the forward-looking information on various factors and using numerous assumptions.

Important factors that may cause actual results to differ from those contemplated by forward-looking statements include, for example:

     - the success or failure of our efforts to implement our business strategy;
     -  the effect of changing economic conditions;
     -  changes in government regulations, tax rates and similar matters;
     -  our ability to attract and retain quality employees; and
     -  other risks which may be described in our future filings with the SEC.

We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements other than material changes to such information.


                                USE OF PROCEEDS

We estimate the net proceeds from the sale of the minimum of 500,000 shares and maximum of 1,000,000 shares of common stock we are offering will be a minimum of approximately $___ million and a maximum of approximately $____ million, assuming an offering price of $____ per share and after deducting estimated sales commissions and offering expenses.

We intend to use these net proceeds to: (i) enhance American Community Bank's liquidity position; (ii) provide funding or capital to American Community Bank to support additional branch locations and other corporate purposes; (iii) initiate new businesses or acquire other financially related businesses or banks; and (iv) general corporate purposes. Fifty percent (50%) of the net proceeds will be retained at American Community Bancshares for general corporate purposes and may be loaned to American Community Bank to enhance its liquidity position. The remaining fifty percent (50%) will be invested in American Community Bank to enhance its capital position and to fund capital improvements at its two new branch locations.

At the current time, we do not have any agreements nor are we engaged in any negotiations to make any acquisitions, but are constantly evaluating opportunities to do so.

The net proceeds will initially be invested in short-term investment grade securities until such time as management can deploy the proceeds.

            MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

American Community Bancshares' common stock is currently being traded on the Nasdaq SmallCap Market under the symbol "ACBA." It began trading on this market on July 17, 2000. Prior thereto, it was traded on the OTC Bulletin Board System. The prices reflected below are for American Community Bancshares since April 28, 2000, the date of its organization. For dates prior thereto, the prices reflect the shares of common stock of American Community Bank. The following table gives the high and low sales prices for the calendar quarters indicated and are adjusted to reflect our 20% stock dividend paid in December 1999:

                                                    SALE PRICE
                                                  High      Low
                                                 -------  -------

           1999
           ----
           First Quarter                          $ 9.20   $ 7.50
           Second Quarter                          10.41     8.30
           Third Quarter                           10.80     9.60
           Fourth Quarter                          12.50    10.00


           2000
           ----
           First Quarter                          $13.00   $ 9.65
           Second Quarter                          10.87     8.25
           Third Quarter (Through ___, 2000)


The over-the-counter quotations prior to July 17, 2000 reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Holders

There are approximately 1,650 holders of our common stock.


                                DIVIDEND POLICY

We initially expect that our earnings, if any, will be retained to finance our growth and that we will pay no cash dividends for the foreseeable future. As a condition to receipt of its charter from the North Carolina Banking Commission, American Community Bank is prohibited from paying dividends until November 2001. This is a standard and common condition which may be waived by the North Carolina Commissioner of Banks. We may consider payment of dividends after November 2001. However, the declaration of dividends is at the discretion of the board of directors, and we cannot assure you that dividends will be declared at any time. If and when dividends are declared, they will be largely dependent upon the earnings of American Community Bank.

As a banking corporation organized under North Carolina law, American Community Bank is restricted as to the maximum amount of dividends it may pay to American
Community Bancshares.   North Carolina law prohibits American Community Bank
from declaring or paying dividends unless American Community Bank's capital surplus is at least 50% of its paid-in capital. In addition, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of American Community Bank. The North Carolina Commissioner of Banks and the FDIC are also authorized to prohibit the payment of dividends by American Community Bank under certain circumstances. See "SUPERVISION AND REGULATION - Regulation of American Community Bank -- Miscellaneous." Such
                                                      -------------
requirements and policies may limit American Community Bancshares' ability to obtain dividends from American Community Bank for its cash needs, including payment of dividends to our shareholders and the payment of operating expenses.

American Community Bancshares is organized under the North Carolina Business Corporation Act, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders. In addition, the Federal Reserve Board may impose restrictions on dividends paid by American Community Bancshares.

                                 CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2000 on an actual basis and on a pro forma basis as adjusted to give effect to this offering, assuming an offering price of $____ per share. You should read this information together with our consolidated financial statements and related notes, which are included elsewhere in this Prospectus.

                                                                                    At June 30, 2000
                                                                           Actual      Minimum (1)     Maximum (1)
                                                                        ------------  --------------  --------------
SHAREHOLDERS' EQUITY:
Preferred Stock, no par value, 1,000,000 shares authorized,
none issued.                                                                    --              --              --

Common Stock, $1.00 par value, 9,000,000 shares authorized,
1,492,062, 1,992,062 and 2,492,062 shares issued and                   $ 1,492,062      $1,992,062      $2,492,062
outstanding.

Additional paid-in capital                                              11,089,597
Accumulated deficit                                                     (1,361,916)
                                                                       -----------
Total Shareholders' Equity                                             $11,219,134
                                                                       ===========

CAPITAL RATIOS:
Leverage                                                                     12.85%
Tier 1 Risk-Based                                                            11.96%
Total Risk-Based                                                             13.21%

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our selected financial statements and the related notes presented elsewhere in this Prospectus, as well as our historical financial statements which appear at the end of this Prospectus.

Certain statements in this section constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 (the "1933 Act") and Section 21E of the Securities Exchange Act of 1934, as amended ("1934
Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of American Community Bancshares to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statement.

                                    OVERVIEW

From our opening, American Community Bank has focused on developing products and services and a branch network that will enable both sustained growth and the attainment of profitability over the long term. American Community Bank opened on November 16, 1998 in a temporary facility adjacent to the permanent headquarters office at 2593 West Roosevelt Boulevard in Monroe that opened in December of 1999. Within three weeks of American Community Bank's initial opening, a second office was opened on Sunset Drive in Monroe. This second office initially operated as a limited service facility but now provides a full array of banking services. During 1999, American Community Bank opened an additional full-service branch located on Highway 74 in Indian Trail, North Carolina and in January 2000 opened a full service branch on Highway 74 in the Wal-Mart Superstore in Monroe, North Carolina. (U.S. Highway 74 is one of North Carolina's most traveled east-west corridors.) In March 2000, American Community Bank opened another full service branch located on Highway 74 in Marshville, North Carolina. American Community Bank currently has branch applications approved for offices in two new markets: the Matthews-Mint Hill area east of Charlotte and Coulwood-Oakdale-Mountain Island area west of Charlotte.

While location is a primary factor in building a successful banking location, it is American Community Bank's philosophy that the individuals who manage and staff a branch are of the greatest importance. Toward that end, American Community Bank has seen to it that each of its branches is managed by a veteran banker with a strong and proven track record in that market area. The resultant mix of strong banking professionals in strategic locations has enabled American Community Bank to experience rapid growth.

As is typical of de novo institutions, American Community Bank has incurred net
                 -- ----
losses during its initial periods of operations, with total net losses aggregating to an accumulated deficit of less than $1.4 million at June 30, 2000. Within that same period, provisions for additions to American Community Bank's allowance for loan losses have exceeded $1.2 million.

Most of American Community Bank's income to date has consisted of interest and fees generated through traditional loan, investment and deposit activities. However, American Community Bank has also focused efforts on other areas of revenue generation such as mortgage origination, factoring and deposit-related charge fees. These fee related income items accounted for approximately 9% of gross revenue for the six months ended June 30, 2000.

               COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 2000

December 31, 1999 and December 31, 1998

American Community Bank commenced operations on November 16, 1998 with total capital of $12.6 million, consisting principally of liquid assets. During its initial weeks of operations, American Community Bank generated customer deposits of $7.7 million and net loans receivable of $4.7 million, ending the year 1998 with total assets of $20.4 million. American Community Bank maintained strong growth throughout 1999, ending the year with total assets at

$73.6 million, net loans receivable of $58.5 million, customer deposits of $55.0 million, and total shareholders' equity of $11.6 million. Management believes that the growth in all areas has been of good quality, particularly in lending where American Community Bank incurred no loan charge-offs during the year, and where there were no non-accrual or restructured loans at the end of the year.

American Community Bank has maintained this level of overall growth during the first six months of 2000. At June 30, total assets have increased by $31.5 million or 42.7% to $105.1 million. Net loans receivable have grown by $28.6 million or 48.9% to $87.1 million while total customer deposits have increased by $28.3 million or 51.4% to $83.3 million. Asset quality continues to be of high quality. While American Community Bank did incur net loan charge-offs of $27,000 during the six months, there were no non-accrual or restructured loans at the end of the period.

                      COMPARISON OF RESULTS OF OPERATIONS

For the Six Months Ended June 30, 2000 and 1999

Net Loss. American Community Bank generated a net loss of $333,000 or $.22 per share for the six months ended June 30, 2000, representing a significant improvement over the net loss of $652,000 or $.44 per share generated during the first six months of 1999. The loss is a result of American Community Bank's aggressive branching strategy. Management believes it is important to build a strong infrastructure in the early years of its formation, thus providing and maximizing the efficiencies of its operation. The improvement has resulted principally from American Community Bank's growth, as both net interest income and non-interest income have increased substantially during the current period.

Net Interest Income. Net interest income for the first six months of 2000 was $1.9 million as compared with $836,000 during the first six months of 1999, with the increase resulting principally from the higher level of interest-earning assets during the current period. Interest- earning assets averaged $82.8 million during the six months ended June 30, 2000 as compared with $32.2 million during the first six months of 1999.

Provision for Loan Losses. The provision for loan losses was $401,000 and $449,000, respectively, for the six months ended June 30, 2000 and 1999. The allowance for loans losses at June 30, 2000 represented 1.34% of loans outstanding with no non-accrual or restructured loans outstanding at that date.

Non-Interest Income. Non-interest income increased from $233,000 for the six months ended June 30, 1999 to $364,000 for the six months ended June 30, 2000, an increase of $131,000. Income from mortgage operations totaled $195,000 for the six months ended 1999, declining to $106,000 for the same period of the current year principally as a result of higher interest rates and a reduced demand for mortgage loans. However, this decrease was more than offset by increased service charges on deposit accounts, which grew from $38,000 to $214,000, and by other non-interest income of $43,000 earned during the current period, which included $23,000 of fee income derived from the Bank's fee sharing arrangement with Factorworks, Inc.

Non-Interest Expense. Total non-interest expense was $2.2 million and $1.3 million, respectively, for the six months ended June 30, 2000 and 1999. This increase of $888,000 is attributable to American Community Bank's rapid growth, to the larger numbers of personnel and branches in operation during the current period, and to increased occupancy costs associated with American Community Bank's permanent headquarters facility that was occupied during December of 1999 and the opening of the branch at the Wal-Mart Superstore in Monroe and completion of the Indian Trail Branch on Highway 74.

Provision for Income Taxes. American Community Bank made no provision for income taxes during the six months ended June 30, 2000 and 1999, as potential future tax benefits arising from operating losses incurred have been offset by increases to the valuation allowance associated with deferred tax assets. It is expected that as American Community Bank becomes profitable and begins to demonstrate a sustained pattern of profitability, the valuation allowance will be adjusted accordingly with the benefit reflected in net income.

For the Year Ended December 31, 1999 and the Period Ended December 31, 1998

Net Loss. American Community Bank generated a net loss in 1999 of $900,000 compared to a net loss in 1998 (approximately six weeks of operations) of $129,000. American Community Bank's net loss in 1998 was significantly impacted by the low level of earning assets and start-up expenses for American Community Bank. The net loss in 1999 was principally impacted by non-interest expenses of $2.7 million and the provision for loan losses of $742,000.

Net Interest Income. Net interest income for 1999 was $2.0 million with a related interest rate spread of 3.23%. American Community Bank's average yield on interest-earning assets during the year was 8.17% while the average rate on interest-bearing liabilities was 4.94%. Yield and rate data for 1998 are not particularly meaningful due to the short period of operations of American Community Bank.

Provision for Loan Losses. American Community Bank's provision for loan losses in 1999 was $742,000 and in 1998 was $71,000. At December 31, the allowance for loan losses was $813,000 for 1999 and $71,000 for 1998, or 1.37% and 1.49%,
respectively, of loans outstanding. At December 31, 1999, American Community Bank has no non-accrual or restructured loans.

Other Income. Non-interest income in 1999 consists principally of service charges and other fee income and income from mortgage operations. American Community Bank has not had any gains or losses on investment security transactions.

Other Expenses. Total non-interest expense increased from $174,000 in 1998 to $2.7 million in 1999, principally because American Community Bank was open for business throughout 1999 as opposed to the six week period of operations in 1998. American Community Bank also opened an additional branch during 1999 resulting in an increase in personnel costs and occupancy.

Provision for Income Taxes. American Community Bank had no income tax expense or benefit in 1999 or 1998, principally due to the incurrence of net operating losses and adjustments to the valuation allowance associated with deferred tax assets. It is expected that as American

Community Bank becomes profitable and begins to demonstrate a sustained pattern of profitability, the valuation allowance will be adjusted accordingly with the benefit reflected in net income.

                           ASSET/LIABILITY MANAGEMENT

American Community Bank's asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond American Community Bank's control, such as market interest rates and competition, may also have an impact on American Community Bank's interest income and interest expense.

In the absence of other factors, the yield or return associated with American Community Bank's earning assets generally will increase from existing levels when interest rates rise over an extended period of time and, conversely, interest income will decrease when interest rates decline. In general, interest expense will increase when interest rates rise over an extended period of time and, conversely, interest expense will decrease when interest rates decline.

Interest Rate Gap Analysis. As a part of its interest rate risk management policy, American Community Bank calculates an interest rate "gap." Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "positive" gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within that period exceeds the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a positive gap would generally be expected, absent the effects of other factors, to experience a decrease in the yield on its assets greater than the decrease in the cost of its liabilities and its income should be negatively affected. Conversely, the cost of funds for an institution with a positive gap would generally be expected to increase more slowly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be positively affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "negative gap."

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2000, which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to pay out over a five-year decay schedule. In making the gap computations, standard assumptions regarding prepayment rates and deposit decay rates have been used for interest-earning assets and interest-bearing liabilities. In addition, the table reflects scheduled principal payments, which will be received throughout the lives of the loans. The interest rate sensitivity of American Community Bank's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                        Terms to Repricing at June 30, 2000
                                             ----------------------------------------------------------
                                                         More Than    More Than
                                              1 Year     1 Year to   3 Years to   More Than
                                              or Less     3 Years      5 Years     5 Years      Total
                                             ---------  -----------  -----------  ----------  ---------
                                                               (Dollars in thousands)
INTEREST-EARNING ASSETS:
 Loans receivable:
  Loans to individuals                       $ 2,479     $  1,742       $ 2,996     $     -   $  7,217
  Home equity lines of credit                  6,582            -             -           -      6,582
  Commercial and industrial loans             15,902        3,108        11,422          70     30,502
  Real estate - mortgage loans                24,657          348        17,289       1,681     43,975
 Interest earning deposits with banks         12,139            -             -           -     12,139
 Investment securities available for sale          -          149             -           -        149
 Federal Home Loan Bank stock                      -            -             -         250        250
                                             -------     --------       -------     -------   --------
     Total interest-earning assets           $61,759     $  5,347       $31,707     $ 2,001   $100,814
                                             =======     ========       =======     =======   ========

INTEREST-BEARING LIABILITIES:
 Deposits:
  Interest-bearing demand                    $ 5,192     $ 10,380       $ 1,355     $     -   $ 16,927
  Time                                        51,194        5,912            33           -     57,139
 Borrowings/(1)/                               8,500            -             -       1,701     10,201
                                             -------     --------       -------     -------   --------
     Total interest-bearing liabilities      $64,886     $ 16,292       $ 1,388     $ 1,701   $ 84,267
                                             =======     ========       =======     =======   ========

INTEREST SENSITIVITY GAP PER
 PERIOD                                      $(3,127)    $(10,945)      $30,319     $   300   $ 16,547

CUMULATIVE INTEREST
 SENSITIVITY GAP                             $(3,127)    $(14,072)      $16,247     $16,547   $ 16,547

CUMULATIVE GAP AS A
 PERCENTAGE OF TOTAL
 INTEREST-EARNING ASSETS                       (3.10%)     (13.96%)       16.12%      16.41%     16.41%

CUMULATIVE INTEREST-EARNING
 ASSETS AS A PERCENTAGE OF
 CUMULATIVE INTEREST-
 BEARING LIABILITIES                           95.18%       82.67%       119.68%     119.64%    119.64%

(1) Includes advances from the FHLB, federal funds purchased and capital lease obligations.

                              NET INTEREST INCOME
                              -------------------

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net interest-earning balance"). The following table sets forth information relating to average balances of American Community Bank's assets and liabilities for the six months ended June 30, 2000 and 1999 and for the year ended December 31, 1999. The table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the daily average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net interest-earning balance).

                                                                                Six Months Ended June 30,
                                                                ------------------------------------------------------
                                           At June 30, 2000                 2000                        1999
                                         ---------------------  --------------------------  --------------------------
                                                      Average   Average            Average  Average            Average
                                           Balance      Rate    Balance Interest(3) Rate    Balance Interest(3)  Rate
                                         -----------  --------  ------- --------   -------  ------- --------   -------
                                                               (Dollars in Thousands)
Interest earning assets:
  Interest-earning deposits with
    banks                                 $ 12,139      7.10%   $10,393   $  270     5.20%  $10,990   $  242     4.40%
  Investments/(1)/                             399      7.38%       320       12     7.50%       50        1     4.00%
  Loans                                     87,089      9.15%    72,069    3,423     9.50%   21,174    1,034     9.77%
                                          --------      ----    -------   ------   ------   -------   ------   ------

  Total interest-earning assets             99,627      8.89%    82,782    3,705     8.95%   32,214    1,277     7.93%
                                                        ----              ------   ------             ------   ------

Other assets                                 5,424                4,549                       1,944
                                          --------              -------                     -------

  Total assets                            $105,051              $87,331                     $34,158
                                          ========              =======                     =======

Interest-bearing liabilities:
  Deposits                                $ 74,066      5.69%   $59,968    1,612     5.38%  $18,642      441     4.73%
  Borrowings/(2)/                           10,201      7.40%     6,719      229     6.82%        -        -        -
                                          --------      ----    -------   ------   ------   -------   ------   ------

  Total interest-earning liabilities        84,267      5.90%    66,687    1,841     5.52%   18,642      441     4.73%
                                                        ----              ------   ------             ------   ------

Non-interest-bearing deposits                9,198                8,913                       3,233
Other liabilities                              367                  294                         145
Shareholders' equity                        11,219               11,437                      12,138
                                          --------              -------                     -------

Total liabilities and shareholders'
  equity                                  $105,051              $87,331                     $34,158
                                          ========              =======                     =======

Net interest income and interest
  rate spread                                           2.99%             $1,864     3.43%            $  836     3.20%
                                                        ====              ======   ======             ======   ======

Net yield on average interest-earning
  assets/(3)/                                                                        4.50%                       5.19%
                                                                                   ======                      ======

Ratio of average interest-earning
  assets to average interest-bearing
  liabilities                                                                      124.14%                     172.80%
                                                                                   ======                      ======

(1) Includes investment securities and FHLB stock.

(2) Includes federal funds purchased, advances from the FHLB, and capital lease obligation.

(3) Annualized.

                                                   Year Ended December 31, 1999
                                                   -----------------------------
                                                   Average              Average
                                                   Balance   Interest     Rate
                                                   --------  ---------  --------
                                                      (Dollars in thousands)
Interest-earning assets:
 Interest-earning deposits with banks               $ 8,228     $  366     4.45%
 Investments/(1)/                                       666         29     4.35%
 Loans                                               33,396      3,062     9.17%
                                                    -------     ------     ----

     Total interest-earning assets                   42,290      3,457     8.17%
                                                                ------     ----

Other assets                                          2,908
                                                    -------

     Total assets                                   $45,198
                                                    =======

Interest-bearing liabilities:
 Deposits                                           $28,413      1,398     4.92%
 Borrowings/(2)/                                        428         26     6.07%
                                                    -------     ------     ----

     Total interest-bearing liabilities              28,841      1,424     4.94%
                                                                ------     ----

Non-interest-bearing deposits                         4,156
Other liabilities                                       198
Shareholders' equity                                 12,003
                                                    -------

     Total liabilities and shareholders' equity     $45,198
                                                    =======

Net interest income and interest rate spread                    $2,033     3.23%
                                                                ======     ====

Net yield on average interest-earning assets                               4.81%
                                                                           ====

Ratio of average interest-earning assets to
 average interest-bearing liabilities                146.63%
                                                    =======


(1) includes investment securities and FHLB stock

(2) includes federal funds purchased, advances from the FHLB, and capital lease obligation

                         VOLUME/RATE VARIANCE ANALYSIS


The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) total change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.


                                               Six Months Ended June 30, 2000
                                                         versus 1999
                                                 Increase (Decrease) Due To
                                             -----------------------------------
                                                Volume        Rate       Total
                                             ------------  ----------  ---------
                                                   (Dollars in Thousands)
Interest Income:
     Interest-earning Deposits with Banks         $  (14)      $  42      $   28
     Investments                                       8           3          11
     Loans                                         2,451         (62)      2,389
                                                  ------       -----      ------
Total Interest-earnings Assets                    $2,445       $ (17)     $2,428
                                                  ------       -----      ------

Interest Expense:
     Deposits                                      1,045         126       1,171
     Borrowings                                      229           -         229
                                                  ------       -----      ------
Total Interest-bearing Liabilities                $1,274       $ 126      $1,400
                                                  ------       -----      ------

Change in Net Interest Income                     $1,171       $(143)     $1,028
                                                  ======       =====      ======

                                 ASSET QUALITY


Management considers American Community Bancshares' asset quality to be of primary importance. The allowance for loan losses, which is utilized to absorb actual losses in the loan portfolio, is maintained at a level sufficient to provide for estimated potential charge-offs of non-collectible loans. The loan portfolio is analyzed periodically in an effort to identify potential problems before they actually occur. The allowance for loan losses is evaluated on a regular basis by management using a methodology that segments the loan portfolio by loan types. This methodology is based upon management's periodic review of the collectibility of the loans in light of the current status of the portfolio, historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Because American Community Bank has been in existence for a relatively short time, and therefore has a limited history, management has also considered in applying its analytical methodology the loss experience and allowance levels of other peer community banks and the historical experiences encountered by American Community Bank's management and senior lending officers. The provision for loan losses represents a charge against income in an amount necessary to maintain the allowance at an appropriate level. The monthly provision for loan losses may fluctuate based on the results of this analysis. The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                                           At December 31,
                                                            ------------------------------------------------------------------------
                                  At June 30, 2000                        1999                                      1998
                         ---------------------------------  -----------------------------------   ----------------------------------
                                    Percent of    Percent              Percent of      Percent                Percent of   Percent
                                     allowance   of loans               allowance     of loans                allowance    of loans
                         Amount of   to total    to gross   Amount of   to total      to gross    Amount of    to total    to gross
                         allowance   allowance     loans    allowance   allowance      loans      allowance    allowance     loans
                         ---------  -----------  ---------  ---------  -----------  -----------   ---------   -----------  ---------
                                                                     (Dollars in thousands)
TYPE OF LOAN:
 Loans to individuals      $  178      15.00%      8.18%      $122        15.00%        7.98%        $22         30.99%       8.24%
 Home equity lines
  of credit                    59       4.97%      7.46%        41         5.00%        6.52%          3          4.23%       4.69%
 Commercial and
  industrial loans            570      48.02%     34.55%       407        50.00%       38.33%         42         59.15%      58.07%
 Real estate -
  mortgage loans              380      32.01%     49.81%       244        30.00%       47.17%          4          5.63%      29.00%
                           ------     ------     ------       ----       ------       ------         ---        ------      ------
 Total allowance for
  loan losses              $1,187     100.00%    100.00%      $813       100.00%      100.00%        $71        100.00%     100.00%
                           ======     ======     ======       ====       ======       ======         ===        ======      ======

The following table contains an analysis of the allowance for loan losses, including the amount of charge-offs and recoveries by loan type, for the six-months ended June 30, 2000 and 1999 and for the periods ended December 31, 1999 and 1998.


                      SUMMARY OF ALLOWANCE FOR LOAN LOSSES

                                         For the six months              For the periods ended
                                           ended June 30,                    December 31,
                                     ---------------------------      ---------------------------
                                       2000               1999          1999               1998
                                     ---------          --------      ----------        ---------
                                                      (In thousands, except ratios)
Balance, beginning of period            $  813             $  71          $  71            $   -
Charge-offs:
  Loans to individuals                       7                 -              -                -
  Home equity lines of credit                -                 -              -                -
  Commercial and industrial loans           20                 -              -                -
  Real estate - mortgage loans               -                 -              -                -
                                        ------             -----          -----          -------
                                            27                 -              -                -
                                        ------             -----          -----          -------

Recoveries                                   -                 -              -                 -
                                        ------             -----          -----          --------

Net charge-offs                             27                 -              -                 -
Provision charged to operations            401               449            742                71
                                        ------             -----          -----          --------

Balance, end of period                  $1,187             $ 520          $ 813             $  71
                                        ======             =====          =====          ========

Percentage of net charge-offs
 to average loans                         0.04%             0.00%          0.00%             0.00%
                                        ======             =====          =====          ========

Percentage of allowance to
 period-end loans                         1.34%             1.46%          1.37%             1.49%
                                        ======             =====          =====          ========


Non-performing assets include non-accrual loans, accruing loans contractually past due 90 days or more, restructured loans, other real estate, and other real estate under contract for sale. Loans are placed on non-accrual when management has concerns relating to the ability to collect the loan principal and interest, and generally when such loans are 90 days or more past due. Management believes the allowance for loan losses is sufficient to absorb known risks in the portfolio. No assurance can be given that economic conditions will not adversely affect borrowers and result in increased losses. American Community Bank had no non-performing assets at either June 30, 2000, June 30, 1999, December 31, 1999, or December 31, 1998. In addition, there were no other loans that (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources or
(ii) represent material credits about which management has information that causes them to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

                               CAPITAL RESOURCES

Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The FDIC and the Federal Reserve, the primary regulators of American Community Bank and American Community Bancshares, respectively, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are expected to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with these guidelines. As shown in the following table, American Community Bancshares and American Community Bank both maintained capital levels exceeding the minimum levels for "well capitalized" banks and bank holding companies, of 10.0% for Total capital to risk weighted assets, 6.0% for Tier 1 capital to risk weighted assets, and 5.0% for Tier 1 capital to average assets.


                              REGULATORY CAPITAL

                                            At June 30,               At December 31,
                                                                     -----------------
                                               2000               1999              1998
                                               ----               ----              ----
                                         Amount   Percent   Amount   Percent   Amount   Percent
                                         -------  -------   -------  -------   -------  -------
                                                   (in thousands, except percentages)
Total capital to risk
 weighted assets
  Consolidated                           $12,391    13.21%  $     -        -   $     -        -
  Bank                                    12,391    13.21%   12,365    19.53%   12,524   151.69%
Tier 1 capital to risk
 weighted assets
  Consolidated                            11,219    11.96%        -        -         -        -
  Bank                                    11,219    11.96%   11,552    18.25%   12,453   150.83%
Tier 1 capital to average
 assets
  Consolidated                            11,219    12.85%        -        -         -        -
  Bank                                    11,219    12.85%   11,552    18.52%   12,453    61.18%

                                   LIQUIDITY

Maintaining adequate liquidity while managing interest rate risk is the primary goal of American Community Bank's asset and liability management strategy. Liquidity is the ability to fund the needs of American Community Bank's borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Loan repayments, deposit growth, federal funds purchased and borrowings from the FHLB are presently the main sources of American Community Bank's liquidity. American Community Bank's primary uses of liquidity are to fund loans and to make investments.

As of June 30, 2000, liquid assets (cash due from banks and interest-earning bank deposits) were approximately $13.6 million, which represents 12.9% of total assets and 14.5% of total deposits and borrowings. Supplementing this liquidity, American Community Bank has available lines of credit from a correspondent bank of approximately $3.5 million. At June 30, 2000, outstanding commitments to extend credit were $4.9 million and available line of credit balances totaled $9.4 million. Management believes that the combined aggregate liquidity position of American Community Bank is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals in the near term.

Certificates of deposit represented 68.6% of American Community Bank's total deposits at June 30, 2000. American Community Bank's growth strategy will include efforts focused on increasing the relative volume of transaction deposit accounts, as the branch network is expanded, making it more convenient for our banking customers. Certificates of deposit of $100,000 or more represented 28.6% of American Community Bank's total deposits at year-end. These deposits are generally considered rate sensitive, but management believes most of them are relationship-oriented. While American Community Bank will need to pay competitive rates to retain these deposits at maturity, there are other subjective factors that will determine American Community Bank's continued retention of those deposits.


                             INVESTMENT ACTIVITIES

At June 30, 2000, the Company's investments consisted of a U.S. Government agency security and FHLB stock. The agency security, with an amortized cost of $150,000, is classified as available for sale and is presented in the financial statements at its market value of $149,391 at June 30, 2000. This security has a yield of 6.75% and matures on February 15, 2002. The Company's investment in stock of the FHLB, which is required of every member and is redeemable only by the FHLB, was $250,000 with a yield of 7.65% at June 30, 2000.


                       ACCOUNTING AND REGULATORY MATTERS

In June 1998, the Financial Accounting Standards Board ("FASB") issued a Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that the Company recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. The Company will adopt SFAS No. 133 on January 1, 2001, as required. Given that the Company has no investments in derivative instruments, management of the Company believes that adoption of SFAS No. 133 will not have a material impact on the Company's balance sheet or the related statements of income and changes in shareholders' equity.

                    IMPACT OF INFLATION AND CHANGING PRICES

A financial institution has assets and liabilities that are distinctly different from those of a company with substantial investments in plant and inventory because the major portion of its assets are monetary in nature. As a result, a bank's performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the prices of goods and services, inflation is a factor which may influence interest rates. However, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect operating expenses in that personnel expenses and the cost of supplies and outside services tend to increase more during periods of high inflation.


                                   BUSINESS

General

American Community Bancshares is a bank holding company that owns all of the common stock of American Community Bank, a North Carolina-chartered bank with deposit accounts insured by the Bank Insurance Fund ("BIF") of the FDIC. American Community Bancshares was incorporated on February 16, 2000 as a North Carolina-chartered corporation and became the holding company for American Community Bank on April 28, 2000. To become American Community Bank's holding company, American Community Bancshares received approval of the Federal Reserve Board as well as American Community Bank's shareholders. Upon receiving such approvals, each share of the common stock of American Community Bank was exchanged on a one-for-one basis for shares of the common stock of American Community Bancshares.

American Community Bank was incorporated on November 13, 1998, as a North Carolina-chartered commercial bank. American Community Bank opened for business on November 16, 1998, at a temporary location at 2581 West Roosevelt Boulevard, Monroe, North Carolina. On December 7, 1998, American Community Bank opened a branch at 120 East Sunset Drive, Monroe, North Carolina, that initially functioned as a limited service facility, but now provides a full array of banking services.

In 1999, American Community Bank opened a full service branch in Indian Trail, North Carolina and in January 2000 opened a full service branch in the Wal-Mart Superstore in Monroe, North Carolina. American Community Bank also opened a full service branch in Marshville, North Carolina in March 2000 and has branch applications pending for offices in two new markets: the Matthews-Mint Hill area in southeast Charlotte and Coulwood-Oakdale-Mountain Island area in west Charlotte. American Community Bank's permanent headquarters building in Monroe was opened in November 1999 at 2593 West Roosevelt Boulevard.

American Community Bank entered into a fee sharing agreement with Factorworks, Inc., Newnan, Georgia to utilize its factoring software program in providing factoring services for its commercial customers. American Community Bank also has mortgage originators at its branches to provide full service mortgage lending in its market area. All fixed rate and certain variable rate mortgage loans are sold in the secondary market with servicing released.

American Community Bank operates for the primary purpose of serving the banking needs of individuals, and small to medium-sized businesses in its market area. While numerous banks in our market have chosen to focus on the affluent and high net worth individuals, we have chosen to focus on middle income households and the entrepreneurial segment of our market. American Community Bank offers a range of banking services including checking and savings accounts, commercial, consumer and personal loans, mortgage and factoring services and other associated financial services. American Community Bank has also targeted the growing Hispanic market as a marketing niche they intend to pursue.

Strategy

American Community Bank has expanded aggressively since its opening for business in November 1998. Because of its strong capital position created during its incorporation stage, American Community Bank had the requisite capital needed to permit it to immediately branch and quickly established a second branch in Monroe. American Community Bank's branching strategy has been opportunistic: it has sought to establish branch offices in areas where there are opportunities to hire successful local bankers who have a loyal following of deposit and loan customers. American Community Bank to date has centered each of its branch offices around such a successful banker. Management also believes it is important in the early formation years to build branches that will provide convenience and efficiencies in its operational infrastructure. American Community Bank only recently has chosen to compete in the Charlotte market area by identifying local bankers and establishing branches in the Coulwood-Oakdale-Mountain Island and Matthews-Mint Hill areas of Charlotte. Charlotte is an extremely competitive banking market with numerous nation-wide and community banks in existence. American Community Bank's strategy is to surround Charlotte and to take advantage of opportunities that present themselves in both new geographic and new product markets. American Community Bank reorganized itself into the holding company form of organization to give it the greatest legal flexibility to take advantage of any opportunities that might arise.

Lending Activities

General.  American Community Bank offers a broad array of lending services,
-------
including real estate, commercial and consumer loans, equity lines of credit, to individuals and small-to-medium size businesses and other organizations that are located in or conduct a substantial portion of their business in American Community Bank's market areas. American Community Bank's total loans at June 30, 2000 were $87.1 million or 87.4% of total earning assets. American Community Bank also makes secured construction loans for owner occupied and to home builders, which are typically secured by first mortgages. At June 30, 2000, American Community Bank had no large loan concentrations (exceeding 10% of its portfolio) in any particular industry.

Loan Composition.  The following table sets forth, at the dates indicated, the
----------------
composition of American Community Bank's loan portfolio and the related percentage composition.

                                                                                 December 31,
                                                                                 ------------

                                           At June 30, 2000             1999                   1998
                                           ----------------             ----                   ----
                                                   Percentage              Percentage             Percentage
                                         Amount     of Total     Amount     of Total    Amount     of Total
                                         ------   ------------   ------     --------    ------     --------
                                                              (Dollars in Thousands)
TYPE OF LOAN
Loans to individuals                    $ 7,217         8.29%   $ 4,735         8.09%   $1,386        29.43%
Home equity lines of credit               6,582         7.56%     3,865         6.61%      224         4.76%
Commercial and industrial loans          30,502        35.02%    22,731        38.86%    2,776        58.95%
Real estate - mortgage loans             43,975        50.49%    27,975        47.83%      394         8.37%
                                        -------       ------    -------       ------    ------       ------

Total loans                              88,276       101.36%    59,306       101.39%    4,780       101.51%

LESS
Allowance for loan losses                (1,187)       (1.36%)     (813)       (1.39%)     (71)       (1.51%)
                                        -------       ------    -------       ------    ------       ------

                                        $87,089       100.00%   $58,493       100.00%   $4,709       100.00%
                                        =======       ======    =======       ======    ======       ======

Loans categorized above as "commercial and industrial" include commercial building construction such as offices, warehouses and investment properties, etc. and are secured by various commercial collateral including real estate, accounts receivable and inventory and equipment. American Community Bank also provides lines of credit, equipment financing, inventory and working capital loans that are not secured by real estate. American Community Bank's lending limit at June 30, 2000 was $1.7 million, and the few loans made in excess of the legal lending limit are sold as participations with other financial institutions.

The category under home equity lines of credit includes home equity lines and overdraft protection and the category under loans to individuals includes cars, boats, luxury items and unsecured loans.

American Community Bank considers the following criteria in the underwriting of its loans:

Business Loans: Borrowers of business credit must demonstrate personal and business integrity as evidenced by satisfactory credit history of the borrower and any guarantors, have consistent and satisfactory cash flow to service the loan requested and all other debt owed by the borrower, and provide adequate collateral to support the loan request, if necessary.

Real Estate Loans: Customers requesting real estate loans must demonstrate personal integrity as evidenced by a satisfactory credit history, demonstrate consistent capacity to service the debt requested and all other debt outstanding, and have adequate equity in the property securing the loan.

Credit Lines: Borrowers requesting unsecured credit lines must demonstrate strong personal and business integrity as evidenced by a satisfactory credit history and demonstrate consistent capacity to service the debt requested and all other debts outstanding. Secured lines of credit also require satisfactory collateral that provides sufficient value relative to advances made under a line.

Personal Loans: Customers requesting personal loans must demonstrate strong personal integrity as evidenced by a satisfactory credit history, have sufficient personal income and cash flow to service the debt requested and all other debt outstanding, and provide satisfactory collateral to secure the loan, if necessary.

American Community Bank is an active home mortgage lender and each of its offices has trained lending personnel to originate home mortgage loans. All such residential mortgage loans are made specifically for resale in the secondary market. American Community Bank has also entered into an arrangement with Whitley Mortgage Associates, Inc. (see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS") to enable it to satisfy special lending requests of its borrowing customers that it is incapable of providing as one of its product lines.

American Community Bank offers a credit card on an agency basis as an accommodation to its customers. At such time as American Community Bank believes there will be sufficient volume, it intends to review this product and may offer credit cards as a principal, thereby underwriting the credit risks associated with card holders. American Community Bank has three ATM facilities attached to three of its existing banking offices and intends to expand this to each of its offices in the near future. American Community Bank's ATM cards are linked to the nationwide Cirrus(R), Plus(R) and Star(R) systems, allowing American Community Bank's customers to withdraw funds from any ATM machine honoring these systems.

Factorworks (R)

American Community Bank has entered into a contract with Factorworks, Inc., Newnan, Georgia to utilize its software to provide accounts receivable financing to its customers. The contract is for two years and contains two additional two-year automatic renewal clauses. Factorworks receives 30% of all fees collected as compensation for use of their software. Utilization of the Factorworks software eliminates significant credit risk and is less labor intensive than alternative processing methods. Commercial customers are evaluated to determine their qualification for the Factorworks program. Once a customer is approved, invoices the customer wants to borrow against are entered into the Factorworks software program. If desired, money is advanced against any invoices. This factoring arrangement provides for a 20% holdback of the factored invoice until payment is received reducing the exposure to the bank. The bank does not engage in any invoice collection efforts. Once a customer's invoice is 90 days delinquent, the customer is required to substitute other acceptable invoices as collateral for money advanced. Customers utilizing this product and service are normally small businesses whose accounts receivable are from creditworthy corporations or governmental agencies. This further minimizes the credit risk to the bank. Personal guarantees are required on all lines.
All loan officers have been trained to offer the Factorworks product with American Community Bank earning a fee as well as interest on its factoring portfolio.

Internet Banking

American Community Bank has a web site at "www.americancommunitybank.com". American Community Bank intends to introduce on line banking during the fourth quarter 2000. In the spring, 2000, American Community Bank was awarded the OMNI award by the Kirchman Corporation, the nation's largest provider of banking software. This award was granted to American Community Bank in honor of its commitment to technology.

Deposits

American Community Bank offers a variety of deposit programs to individual and to small-to-medium size businesses and other organizations at interest rates generally competitive with local market conditions. The following table sets forth the average balances and rates for each of the deposit categories for the periods indicated:

                                             Six Months Ended June 30,
                                             -------------------------
                                           2000                       1999               Year Ended December 31, 1999
                                           ----                       ----               ----------------------------

                                     Average     Average       Average     Average         Average          Average
                                     Balance       Rate        Balance       Rate          Balance            Rate
                                     -------       ----        -------       ----          -------            ----
     Demand deposits                $  22,900      2.24%       $ 7,477       1.90%          $10,674           2.08%
     Demand, NOW, Money  market         1,350      2.20%           418       2.28%              614           2.25%
     Savings                        ---------                  -------                      -------

                                       24,250      2.24%         7,895       1.92%           11,288           2.09%
     Total Demand Deposits          ---------                  -------                      -------


     CERTIFICATE ACCOUNTS WITH
      ORIGINAL TIME DEPOSITS           21,134      6.11%         3,323       5.37%            8,261           5.56%
     Over $100,000                     23,497      5.91%        10,656       5.17%           13,020           5.38%
     Other                          ---------                  -------                      -------

                                       44,631      6.00%        13,979       5.22%           21,281           5.45%
     Total Time Deposits            ---------                  -------                      -------

                                    $  68,881      4.68%        21,874       4.03%           32,569           4.29%
     Total Deposits                 =========                  =======                      =======

The following table indicates the amount of American Community Bank's certificates of deposit by interest rate and by time remaining until maturity as of June 30, 2000.

                                                  More than three       More than six
                         Three  months or less  months to six months   months toone year    More than one year      Total
                                    Weighted               Weighted              Weighted            Weighted             Weighted
                                    Average                Average               Average             Average              Average
                         Amount       Rate      Amount       Rate      Amount      Rate     Amount     Rate      Amount    Rate
                         ------       ----      ------       ----      ------      ----     ------     ----      ------    ----
                                                                  (Dollars in Thousands)
Certificates of
$100,000 or more         $4,116       6.19%     $ 5,372      6.42%     $10,892     6.38%    $3,411     6.92%   $23,791     6.43%

Certificates of less
 than $100,000            5,222       5.81%       9,593      6.21%      16,015     6.45%     2,518     6.79%    33,348     6.31%
                         ------       ----      -------      ----      -------     ----     ------     ----    -------     ----

                         $9,338       5.98%     $14,965      6.29%     $26,907     6.42%    $5,929     6.86%   $57,139     6.36%
                         ======       ====      =======      ====      =======     ====     ======     ====    =======     ====



Other Funding Sources

Short-term borrowed funds consist of federal funds purchased and advances from the FHLB with original maturities of less than one year. Long-term debt consists solely of obligations under a capitalized lease for American Community Bank's main office facility. The following table summarizes balance and rate information for short-term borrowed funds and the capital lease obligation as of the dates and for the periods indicated.

                                                             At or for the Six Months       At or for the Year
                                                                  Ended June 30,            Ended December 31,
                                                                  --------------            ------------------
                                                               2000        1999            1999            1998
                                                               ----        ----            ----            ----
                                                                                      (Dollars in Thousands)
AMOUNTS OUTSTANDING AT END OF PERIOD:
FEDERAL FUNDS PURCHASED:
Amount                                                        $ 3,500      $ --          $     --           $ --
Weighted average rate                                           7.38%        --                --             --

CAPITALIZED LEASE OBLIGATION:
Amount                                                        $ 1,701      $ --          $  1,700           $ --
Weighted average rate                                            8.23%       --              8.23%            --

ADVANCES FROM THE FEDERAL HOME LOAN BANK:
Amount                                                        $ 5,000      $  --          $ 5,000           $ --
Weighted average rate                                            7.13%        --             6.07%            --

MAXIMUM AMOUNT OUTSTANDING AT ANY MONTH-END:
Federal funds purchased                                       $ 3,500      $  --          $    --           $ --
Capitalized lease obligation                                    1,701         --            1,701             --
Advances from the Federal Home Loan Bank                        5,000         --            5,000             --

AVERAGES DURING THE PERIOD:
Federal funds purchased
Average balance                                               $    19      $  --          $    --           $ --
Weighted average rate                                            7.38%        --               --             --

Capitalized lease obligation
Average balance                                               $ 1,700      $  --          $   213           $ --
Weighted average rate                                            8.23%        --             8.23%            --

Advances from the Federal Home Loan Bank
Average balance                                               $ 5,000      $  --          $   428           $ --
Weighted average rate                                            6.33%        --             6.07%            --

American Community Bank periodically uses brokered deposits as consistent with asset and liability management policies of American Community Bank.

Competition

Commercial banking in North Carolina is extremely competitive in large part due to statewide branching. We compete in our market areas with some of the largest banking organizations in the state and the country and other financial institutions, such as federally and state-chartered savings and loan institutions and credit unions, as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit or taking investment monies such as mutual funds and brokerage firms. Many of our competitors have broader geographic markets and higher lending limits than us and are also able to provide more services and make greater use of media advertising. In Union County, there are currently 28 offices of 8 different commercial banks (including the largest banks in North Carolina). As an example, immediately to the west of Union County is Mecklenburg County and Charlotte, home of Bank of America, First Union and numerous other banks of varying sizes. While we typically do not compete directly for loans with these larger, nation-wide banks, our deposit products are influenced by them. We do compete more directly with mid-size and small community banks that have offices in our market areas. There are also a number of new community banks in Mecklenburg and Union Counties that have a direct competitive effect as borrowers tend to "shop" the terms of their loans and deposits. As of June 30, 1999, we accounted for 3.8% of total deposits by commercial banks in Union County.

The enactment of legislation authorizing interstate banking has caused great increases in the size and financial resources of some of our competitors. In addition, as a result of interstate banking, out-of-state commercial banks have acquired North Carolina banks and heightened the competition among banks in North Carolina. For example, South Trust Bank, Birmingham, Alabama, a large multi-state financial institution has branches throughout North Carolina, including Mecklenburg County.

Despite the competition in our market areas, we believe that we have certain competitive advantages that distinguish us from our competition. We believe that our primary competitive advantages are our bankers, each of whom is well known in his or her community with strong personal and business ties to that community with a loyal customer following. Our bankers each have a strong local identity and affiliation with their communities. We offer customers modern, high-tech banking without forsaking community values such as prompt, personal service and friendliness. We also have established local advisory boards in each of our communities to help us better understand their needs and to be "ambassadors" of American Community Bank in those communities. We offer many personalized services and attract customers by being responsive and sensitive to their individualized needs. We also rely on goodwill and referrals from shareholders and satisfied customers, as well as traditional marketing to attract new customers. To enhance a positive image in the community, we support and participate in local events and our officers and directors serve on boards of local civic and charitable organizations. As an example, Special Olympics of Union County recently honored American Community Bank as the "Business of the Year" for our sponsorship and volunteer efforts and American Community Bank received the 1999 United Way Top New Campaign award for Union County.

Union County also is home to a large Hispanic population and American Community Bank is working with the government of Mexico to provide affordable and safe wire transfer services from residents living in the United States to their relatives in Mexico. American Community Bank has signed an agreement with Telecomm USA Ltd. in conjunction with Telecommunicaciones de Mexico. For a fee paid to American Community Bank, the service allows Mexican citizens working in the United States to present U.S. dollars at American Community Bank's branches for transfer to individuals in Mexico. This transfer uses a "smart card" that is held by the Mexican national and encoded with the necessary information to legally effect the transfer. Additionally, to better serve the Hispanic population, American Community Bank's branch in the Wal-Mart Superstore in Monroe is staffed with bilingual tellers and targets the fast growing Hispanic market. Because the Wal-Mart Superstore branch is open seven days a week (the only Union County bank to offer seven days a week banking), international transfers and all other banking services can be completed at times other than traditional banking hours.

As a community service providing a competitive edge, American Community Bank sponsors small business seminars and features various speakers on topics of interest to growing small businesses. American Community Bank attempts to bring together in one place a variety of experts to discuss timely issues of importance to business owners regarding such matters as e-commerce, investments, estate and retirement planning. This social setting also provides small business owners with an opportunity to network with other small business owners in our communities. Further, through its Kidz Club, American Community Bank offers savings accounts designed for young savers. Lastly, American Community Bank has developed a Senior Citizens account for customers 50 years and older. Named the "Golden Eagle Account" this product offers free travelers checks, free safe deposit box, interest on daily balances, free wallet-style checks, free quarterly breakfasts with guest speakers and quarterly day trips. American Community Bank sponsors the quarterly day trips as a way to attract Senior Citizens' accounts and to further tie them in their loyalty to American Community Bank.

Properties

The following table sets forth the location of our main office and branch offices, as well as certain information relating to these offices to date.

                                                                           Approximate
     Office Location                                Year Opened          Square Footage        Owned or Leased
     ---------------                                -----------          --------------        ---------------
     Main Office                                        1999                11,250                  Leased
     2593 West Roosevelt Boulevard
     Monroe, NC  28110

     Indian Trail Branch                                1999                 3,850                  Leased
     13860 East Independence Boulevard
     Indian Trail, NC  28079

     Sunset Branch                                      1999                   450                  Leased
     120 East Sunset Drive
     Monroe, NC  28110

     Wal-Mart Superstore Branch                         2000                   600                  Leased

                                                                           Approximate
     Office Location                                Year Opened          Square Footage        Owned or Leased
     ---------------                                -----------          --------------        ---------------
     2406 West Roosevelt Boulevard
     Monroe, NC  28110

     Marshville Branch                                  2000                 3,000                  Leased
     7001 East Marshville Boulevard
     Marshville, NC  28103

     Matthews-Mint Hill                                 2000                 1,300                  Leased
     7200 Matthews-Mint Hill Road
     Mint Hill, NC  28227

     Mountain Island Branch                             2000                 1,400                  Leased
     Mount Holly-Huntersville Road
     Charlotte, NC

American Community Bank has entered into a Commercial Lease Agreement with TyPar Realty, Inc. for the lease of a two-story building constructed by L. C. Tyson Construction, Inc. This building serves as the main office of both American Community Bancshares and American Community Bank. TyPar Realty, Inc. and L. C. Tyson Construction, Inc. are related interests of Carlton Tyson, a director of American Community Bank. The lease is for thirty years commencing in 1999 with increases every five years plus taxes and other common area expenses. American Community Bank has a right of first refusal to lease the remainder of the building as it becomes available and to purchase the building should it be offered for sale. This lease was entered into at arms-length and at then current market rates. The lease has been reviewed by an independent third party real estate appraiser for assurance that the terms of the lease are not more favorable than would be engaged with any other party. Additionally, after a sealed bid process, L. C. Tyson Construction, Inc. was awarded as low bidder, the construction contract for American Community Bank's permanent building in Marshville. American Community Bank believes the terms of that contract are favorable to American Community Bank. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

Employees

As of June 30, 2000, we had approximately 50 full-time employees and approximately 2 part-time employees. None of these employees are covered by a collective bargaining agreement. We consider relations with our employees to be good.

Litigation

There are no pending legal proceedings to which American Community Bank or American Community Bancshares is a party, or of which any of their property is the subject.

                                   MANAGEMENT

Directors

American Community Bancshares' Board of Directors consists of seven directors. The Bylaws of the Corporation provide that its Board of Directors shall consist of between seven and twenty members, as determined by the Board of Directors or the shareholders and if nine or more members, they shall be staggered into terms of one, two and three years in as equal a number as possible. Certain information regarding the current directors who serve as both directors of American Community Bancshares and American Community Bank is set forth below:

                     American Community
                     Bancshares/American
                       Community Bank        Term                    Principal Occupation and
Name and Age           Director Since       Expires        Business Experience  During Past Five Years
------------           --------------       -------        -------------------------------------------
Thomas J. Hall           2000/1998           2001        President of Hall Group, Inc., Charlotte, NC (real
(53)                                                     estate holding company)

Larry S. Helms           2000/1998           2001        Owner, Larry S. Helms and Associates (insurance),
(55)                                                     Monroe, North Carolina; former manager, BellSouth
                                                         Telecommunications, Charlotte, North Carolina,
                                                         1996-1970. (insurance surety bond company)

Randy P. Helton          2000/1998           2001        President and Chief Executive Officer of American
(45)                                                     Community Bancshares and  American Community Bank;
                                                         former Vice President of the Private Banking Group,
                                                         First Union National Bank, Charlotte, NC; former
                                                         Senior Vice President, American Commercial Savings
                                                         Bank, Monroe, NC

Kenneth W. Long          2000/1998           2001        Chief Executive Officer, Click Tactics, Inc.,
(52)                                                     Charlotte, NC (internet direct marketing)


L. Steven Phillips       2000/1998           2001        Chief Executive Officer, Charlotte GreenCorp, Inc.,
(48)                                                     Charlotte, NC (landscape consultant)

David D. Whitley         2000/1998           2001        President, Whitley Mortgage Associates, Inc., Monroe,
(53)                                                     NC (mortgage broker and origination)

Gregory N. Wylie         2000/1998           2001        Chief Executive Officer of Metro Marketing, Inc.,
(45)                                                     Charlotte, NC (food brokering)

In addition to the above mentioned directors, the following individuals serve as directors of American Community Bank.

                           American
                          Community
                             Bank
                           Director      Term
  Name and Age              Since       Expires         Principle Occupation and Business Experience During Past Five Years
  ------------              -----       -------         -------------------------------------------------------------------
Zebulon Morris, Jr.         1998         2001       President of Morris Enterprises, Incorporated.  (real estate holding company)
(62)

L. Carlton Tyson            1998         2001       President, Tyson Group, Monroe, NC (real estate development)
(58)
H. L. "Ben" Williams        1998         2001       Private Investor; former Chief Executive Officer,  Monroe Appearance
(54)                                                Corporation, Monroe, NC

Director Relationships

No director is a director of any company with a class of securities registered pursuant to Section 12 of the 1934 Act or subject to the requirements of Section 15(d) of the 1934 Act, or any company registered as an investment company under the Investment Company Act of 1940.

Director Compensation

Board Fees. As of January 2000, each director (other than directors who also are
----------
salaried employees of American Community Bank) received no compensation.

1999 Nonstatutory Stock Option Plan for Directors. The shareholders of American
-------------------------------------------------
Community Bank ratified the 1999 Nonqualified Stock Option Plan for Directors (the "Nonstatutory Option Plan") at the 1999 Annual Meeting of Shareholders pursuant to which options on 149,205 shares of American Community Bank's common stock are available for issuance to members of American Community Bank's Board of Directors and the board of any subsidiary of American Community Bank. On April 14, 1999, all options were granted under the Nonstatutory Option Plan. Upon it becoming the holding company for American Community Bank, American Community Bancshares adopted the Nonstatutory Stock Option Plan.

Executive Officers

Set forth below is certain information regarding American Community Bank's and American Community Bancshares' executive officers as of June 30, 2000.

Name                   Age         Position(s) Held                 Business Experience
----                   ---         ----------------                 -------------------
Randy P. Helton         45        President and Chief       Former Vice President of the
                                 Executive Officer of       Private Banking Group, First Union
                                  American Community        National Bank, Charlotte, NC;
                                   Bank and American        former Senior Vice President and
                                 Community Bancshares       City Executive of Charlotte,
                                                            American Commercial Savings Bank,
                                                            Monroe, NC

William R. Adcock       44            Senior Vice           Former commercial loan officer,
                                 President/Monroe City      First Charter National Bank
                                 Executive of American      (previously Bank of Union),
                                    Community Bank          Monroe, NC

Steve Barnes            45            Senior Vice           Former loan officer, First Charter
                                President/Indian Trail      National Bank, Indian Trail, NC
                                   City Executive of
                                American Community Bank

Richard M. Cochrane     48            Senior Vice           Former commercial loan officer,
                                President/Matthews-Mint     Bank, Mint Hill, NC
                                  Hill City Executive
                                 of American Community
                                         Bank

Name                   Age         Position(s) Held                 Business Experience
----                   ---         ----------------                 -------------------
Jeff Coley              41            Senior Vice           Former Branch Manager, BB&T,
                                 President/Marshville       Marshville, NC
                                   City Executive of
                                American Community Bank

Dan R. Ellis, Jr.       44      Senior Vice President,      Former Partner, Accupointe, Inc.,
                                  Secretary and Chief       Monroe, NC; former Vice President
                                 Financial Officer of       and Chief Financial Officer,
                                  American Community        Coresource, Inc., Charlotte, NC
                                   Bank and American
                                 Community Bancshares

Dwight Henry            62            Senior Vice           Former commercial loan officer,
                                  President/Mountain        First Charter National Bank at the
                                 Island City Executive      Oakdale office in Charlotte, NC
                                of American Community
                                         Bank

Mary Margaret Nance     48            Senior Vice           Former Compliance and Loan Review
                                  President/American        Officer , First Charter National
                                    Community Bank          Bank (previously Bank of Union)
                                  Operations Officer

Farrell Richardson      59            Senior Vice           Former Vice President First
                                  President/Regional        Charter National Bank (previously
                                 Business Development       Bank of Union), Indian Trail, NC
                                        Officer
                                 of American Community
                                         Bank

Donald A. Singleton     48            Senior Vice           Former Vice President, Wachovia
                                   President/Senior         Bank, N.A., Greenville, SC
                                     Credit Lender
                                 of American Community
                                       Bank

Employment Agreement

American Community Bank and its President and CEO, Randy P. Helton, have a contract that provides for his continued employment with American Community Bank until September 2003. The contract also establishes his duties to American Community Bank and the compensation he receives in return. In September 2003, the Board of Directors of American Community Bank can vote to extend the contract for an additional year. The contract does not limit the number of one-year extensions that the board of directors may approve.

The contract sets Mr. Helton's annual base salary at $110,000. His salary must be reviewed by the board of directors at least once a year, though the board of directors may choose to review it more often than once a year. The contract also provides for participation in pension and profit-sharing plans of American Community Bank, possible bonuses, and other fringe benefits.

Mr. Helton's employment may be terminated with or without cause, by either Mr. Helton or American Community Bank. If there is a change of control of American Community Bank, Mr. Helton may have a right to terminate his employment and receive 299% of his annual base salary. Mr. Helton has this right if (1) he is assigned any duties that are inconsistent with his position as President and CEO, or; (2) the amount of his annual base salary is reduced from its amount at the time of the change in control of American Community Bank, or; (3) Mr. Helton is transferred outside of Monroe, NC without his express written consent, or;
(4) his life insurance, medical or hospitalization insurance, disability insurance, stock option plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by American Community Bank to Mr. Helton as of the date of the change of control are reduced or eliminated. Reduction or elimination of these insurance or compensation plans will not trigger Mr. Helton's rights if the reduction or elimination applies proportionately to all salaried employees.

A change in control of American Community Bank will occur (1) if any person or entity directly or indirectly acquires beneficial ownership of voting securities or irrevocable proxies or any combination of voting securities and irrevocable proxies equal to 25% or more of any class of securities; (2) if any person or entity acquires control over the election of directors in any manner; (3) American Community Bank is merged or consolidated with another entity where American Community Bank is not the surviving entity; (4) all or substantially all of the assets of the bank are sold to, transferred to, or acquired by another entity.

After a termination of Mr. Helton's employment, except if employment is terminated by American Community Bank without cause or good reason, or as a result of death or disability, Mr. Helton will be prohibited from working in a business in competition with American Community Bank or soliciting customers of American Community Bank for two years after the termination.


                          Summary Compensation Table

The following table shows the cash and certain other compensation paid to or received or deferred by Randy P. Helton for services rendered in all capacities during the fiscal years 1999 and 1998. No other executive officer of American Community Bank received compensation for 1999 which exceeded $100,000.

                                                                        LONG TERM COMPENSATION
                                                                        ----------------------

                                                                      Awards             Payouts
                                                                      ------             -------
                                                                    Securities
                                                                    Underlying          All Other
         Name and Principal Position        Year     Salary ($)     Options (#)    Compensation ($) (1)
         ---------------------------        ----     ----------     -----------    --------------------
         Randy P. Helton, President and     1999      $116,000        65,684              2,146
         Chief Executive Officer            1998      $110,000            --                 --

(1) Includes life insurance premiums and an American Community Bank contribution to 401(k) Plan.

Stock Options

The shareholders approved the 1999 Incentive Stock Option Plan (the "Incentive Option Plan") at the 1999 Annual Meeting of Shareholders pursuant to which options on 149,205 shares of American Community Bank's common stock are available for issuance to employees of American Community Bank and of any subsidiary of American Community Bank. Upon it becoming the holding company for American Community Bank, American Community Bancshares adopted the Incentive Option Plan. The following table contains information with regard to grants of stock options during 1999 to Randy P. Helton, President and Chief Executive Officer of American Community Bancshares and American Community Bank.

                          Stock Option Grants in 1999
                               Individual Grants

                         Number of
                        Securities        Percent of
                        Underlying      Options Granted     Exercise or
                          Options        to Employees       Base Price     Expiration
  Name                Granted (#)(1)        in 1999        Per Share ($)      Date
  ----                --------------        -------        -------------      ----
  Randy P. Helton         65,684             36.19%            $9.17          2009


(1) Stock options granted under the Nonstatutory Option Plan vest upon grant. Options granted under the Incentive Option Plan vest 20% per year commencing in April, 2000.

                                                    Number of Securities
                                                   Underlying Unexercised        Value of Unexercised
                                                         Options at             In-the-Money Options at
                                                      December 31, 1999          December 31, 1999 (1)
                                                      -----------------          ---------------------
                        Shares
                       Acquired       Value
  Name               on Exercise     Realized     Exercisable/Unexercisable    Exercisable/Unexercisable
  ----               -----------    ----------    -------------------------    -------------------------
  Randy P. Helton        -0-           -0-             -0-  /   65,684              -0-  /  $210,512

(1)  At December 31, 1999 the common stock was traded at $12.375.


401(K) Savings Plan

In 1999, American Community Bank adopted a tax-qualified savings plan (the "Savings Plan") which covers all current full-time employees and any new full-time employees who have been employed for twelve months and who have attained the age of 21. Under the Savings Plan, a participating employee may contribute up to 20% of his or her base salary (not to exceed $10,000) on a tax-deferred basis through salary reduction as permitted under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). A participant's contributions and American Community Bank's matching and profit sharing contributions under the Savings Plan will be held in trust accounts for the benefit of participants. A participant is at all times 100% vested with respect to his or her own contributions and American Community Bank's safe harbor contributions under the Savings Plan, and becomes 100% vested in discretionary contributions after completing six years of service with American Community Bank. The value of a participant's accounts under the Savings Plan becomes payable to him or her in full upon retirement, total or permanent disability or termination of employment for any other reason, or becomes payable to a designated beneficiary upon a participant's death. The Savings Plan also will contain provisions for withdrawals in the event of certain hardships. A participant's contributions, safe harbor and discretionary contributions of American Community Bank, and any income accrued on such contributions, are not subject to federal or state taxes until such time as they are withdrawn by the participant.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

American Community Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

L. Carlton Tyson's realty company, TyPar Realty, Inc., leased space to us for our temporary modular unit and we paid the realty company $3,300 per month in rental fees from June 1998 to March 1999. Mr. Tyson's construction company, L.C. Tyson Construction, Inc., performed $51,300 in upfitting and site work for the modular unit. TyPar Realty, Inc. constructed our headquarters building in Monroe, North Carolina on property owned by Mr. Tyson. The first floor is leased to us for 30 years (11,250 square feet) at a rental of $19,237 per month, subject to 7% increases every five years. We obtained an independent third party appraisal of the lease and believe its terms are fair and reasonable to us. Also, as low bidder in a sealed bid process, L. C. Tyson Construction, Inc., was awarded the construction contract for American Community Bank's permanent building in Marshville.

We have entered into a referral agreement with Whitley Mortgage Associates, Inc. ("Whitley Mortgage"), an affiliate of David D. Whitley. Under such arrangement, we will refer to Whitley Mortgage any loan requests for residential construction or permanent lending that we are not able to provide to our customers because of the particular nature of the loan request. We will perform all of the loan origination services, credit and background check and other administrative services and, if the loan is made by or through Whitley Mortgage, we will obtain a fee. By entering into this arrangement, we expand the scope of our products and services without incurring additional overhead, we satisfy customers with particular financial needs and add to our fee income.

Click Tactics, Inc., a related interest of Kenneth W. Long, a director of American Community Bancshares and American Community Bank, is an Internet direct marketing company in its startup phase. Small business customers can access the direct marketing fulfillment capabilities of Click Tactics, Inc. through numerous web sites. American Community Bank has agreed to participate in the Click Tactics, Inc. network. There is no charge to American Community Bank for this participation and American Community Bank will earn fees for any customers who access Click Tactics, Inc. through American Community Bank's web site. This service is in its formative stages and the level of fee income that may be generated for American Community Bank is unknown at this time.

All such transactions have been negotiated on an arms-length basis at terms no more favorable than would otherwise be obtained from an independent third party.

Beneficial Ownership of Voting Securities

As of December 31, 1999, no shareholder owned more than 5% of American Community Bancshares' common stock.

As of December 31, 1999, the beneficial ownership of American Community Bancshares' common stock by directors of American Community Bancshares' and American Community Bank individually, and by directors and executive officers of American Community Bancshares and American Community Bank as a group, was as follows:

                                            Amount and
                                             Nature of
                                            Beneficial      Percent of
             Name of Beneficial Owner    Ownership (1)(2)    Class (3)
             ------------------------    ----------------    ---------
             Randy W. Adcock                  10,680            0.64
             Steven L. Barnes                    489            0.03
             Richard M. Cochrane               1,980            0.12
             Jeff N. Coley                       720            0.04
             Dan R. Ellis, Jr.                 6,600            0.40
             Thomas J. Hall                   24,790            1.48
             Larry S. Helms                   24,919            1.49
             Randy P. Helton                  33,446            2.00
             Kenneth W. Long                  56,138            3.36
             Zebulon Morris, Jr.              24,790            1.48
             Mary Margaret Nance                 480            0.03
             L. Steven Phillips               33,716            2.02
             W. Farrell Richardson             7,080            0.42
             Donald A. Singleton               1,200            0.07
             L. Carlton Tyson                 27,022            1.62
             David D. Whitley                 20,292            1.22
             H. L. Williams, Jr.              24,790            1.48
             Gregory N. Wylie                 29,750            1.78

             All Directors and
             Executive Officers
             as a group (18 persons)         328,882           19.70

(1) Except as otherwise noted, to the best knowledge of American Community Bancshares' management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Helton - 720 shares, Mr. Long -- 240 shares, Mr. Tyson --11,040 shares, and Mr. Whitley -- 4,327 shares.

(2) Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of American Community Bancshares:
Mr. Adcock - 4,680 shares, Mr. Barnes - 489 shares, Mr. Cochrane - 1,200 shares, Mr. Coley -720 shares, Mr. Ellis - 4,200 shares, Mr. Hall --12,790 shares,
Mr. Helms --12,919 shares, Mr. Helton - 22,484 shares, Mr. Long -- 29,106 shares, Mr. Morris --12,790 shares, Ms. Nance - 480 shares, Mr. Phillips -- 17,396 shares, Mr. Richardson - 4,680 shares, Mr. Singleton- 1,200 shares,
Mr. Tyson --13,942 shares, Mr. Whitley -- 10,470 shares, Mr. Williams -- 12,790 shares and Mr. Wylie -- 15,350 shares.

(3) The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 1,492,062 outstanding shares of common stock outstanding as of June 30, 2000, and (ii) 177,686 options exercisable within 60 days of June 30, 2000.


                          SUPERVISION AND REGULATION

Regulation of American Community Bank

American Community Bank is extensively regulated under both federal and state law. Generally, these laws and regulations are intended to protect depositors and borrowers, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on the business of American Community Bancshares and American Community Bank.

State Law. American Community Bank is subject to extensive supervision and
---------
regulation by the North Carolina Commissioner of Banks (the "Commissioner"). The Commissioner oversees state laws that set specific requirements for bank capital and regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The Commissioner supervises and performs periodic examinations of North Carolina-chartered banks to assure compliance with state banking statutes and regulations, and American Community Bank is required to make regular reports to the Commissioner describing in detail the resources, assets, liabilities and financial condition of American Community Bank. Among other things, the Commissioner regulates mergers and consolidations of state-chartered banks, the payment of dividends, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

Deposit Insurance. As a member institution of the FDIC, American Community
-----------------
Bank's deposits are insured up to a maximum of $100,000 per depositor through American Community Bank Insurance Fund (the "BIF"), administered by the FDIC, and each member institution is required to pay semi-annual deposit insurance premium assessments to the FDIC. The BIF assessment rates have a range of 0 cents to 27 cents for every $100 in assessable deposits. Banks with no premium are subject to an annual statutory minimum assessment.

Capital Requirements. The federal banking regulators have adopted certain risk-
--------------------
based capital guidelines to assist in the assessment of the capital adequacy of a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit, and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. "Tier 1," or core capital, includes common equity, qualifying noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. "Tier 2," or supplementary capital, includes among other things, limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. Banks and bank holding companies subject to the risk-based capital guidelines are required to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when particular circumstances warrant. As of December 31, 1999, American Community Bank was classified as "well-capitalized" with Tier 1 and Total Risk-Based Capital of 18.25% and 19.53% respectively.

The federal banking agencies have adopted regulations specifying that they will include, in their evaluations of a bank's capital adequacy, an assessment of the bank's interest rate risk ("IRR") exposure. The standards for measuring the adequacy and effectiveness of a banking organization's IRR management include a measurement of board of director and senior management oversight, and a determination of whether a banking organization's procedures for comprehensive risk management are appropriate for the circumstances of the specific banking organization.

Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as the measures described under the "Federal Deposit Insurance Corporation Improvement Act of 1991" below, as applicable to undercapitalized institutions. In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of American Community Bank to grow and could restrict the amount of profits, if any, available for the payment of dividends to the shareholders.

Federal Deposit Insurance Corporation Improvement Act of 1991.  In December
-------------------------------------------------------------
1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"),
which substantially revised the bank regulatory and funding provisions of the FDIA and made significant revisions to several other federal banking statutes. FDICIA provides for, among other things:

     - publicly available annual financial condition and management reports for certain financial institutions, including audits by independent accountants,

     - the establishment of uniform accounting standards by federal banking agencies,

     - the establishment of a "prompt corrective action" system of regulatory supervision and intervention, based on capitalization levels, with greater scrutiny and restrictions placed on depository institutions with lower levels of capital,

     -  additional grounds for the appointment of a conservator or receiver, and

     - restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements.

FDICIA also provides for increased funding of the FDIC insurance funds and the implementation of risk-based premiums.

A central feature of FDICIA is the requirement that the federal banking agencies take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. FDICIA also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

Miscellaneous. The dividends that may be paid by American Community Bank are
-------------
subject to legal limitations. In accordance with North Carolina banking law, dividends may not be paid unless American Community Bank's capital surplus is at least 50% of its paid-in capital.

Shareholders of banks may be compelled by the Commissioner pursuant to North Carolina law to invest additional capital in the event their bank's capital shall have become impaired by losses or otherwise. Failure to pay such an assessment could result in a forced sale of a shareholder's bank stock.

The earnings of American Community Bank will be affected significantly by the policies of the Federal Reserve Board, which is responsible for regulating the United States money supply in order to mitigate recessionary and inflationary pressures. Among the techniques used to implement these objectives are open market transactions in United States government securities, changes in the rate paid by banks on bank borrowings, and changes in reserve requirements against bank deposits. These techniques are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect interest rates charged on loans or paid for deposits.

The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of American Community Bank.

American Community Bank cannot predict what legislation might be enacted or what regulations might be adopted, or if enacted or adopted, the effect thereof on American Community Bank's operations.

Regulation of American Community Bancshares

Federal Regulation. American Community Bancshares is subject to examination,
------------------
regulation and periodic reporting under the Bank Holding Company Act (the "BHC Act"), as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis.

American Community Bancshares is required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval is required for American Community Bancshares to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than five percent of any class of voting shares of such bank or bank holding company.

The merger or consolidation of American Community Bancshares with another bank, or the acquisition by American Community Bancshares of assets of another bank, or the assumption of liability by American Community Bancshares to pay any deposits in another bank, will require the prior written approval of the primary federal bank regulatory agency of the acquiring or surviving bank under the federal Bank Merger Act. The decision is based upon a consideration of statutory factors similar to those outlined above with respect to the BHC Act. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve Board under the BHC Act and/or the North Carolina Banking Commission may be required.

American Community Bancshares is required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of American Community Bancshares' consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the Federal Reserve Board, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.

The status of American Community Bancshares as a registered bank holding company under the BHC Act does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

In addition, a bank holding company is prohibited generally from engaging in, or acquiring five percent or more of any class of voting securities of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking as to be a proper incident thereto are:

     -  making or servicing loans;
     -  performing certain data processing services;
     -  providing discount brokerage services;
     -  acting as fiduciary, investment or financial advisor;
     -  leasing personal or real property;
     - making investments in corporations or projects designed primarily to promote community welfare; and
     -  acquiring a savings and loan association.

In evaluating a written notice of such an acquisition, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the notifying bank holding company and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of such company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de
                                                                           --
novo and activities commenced by acquisition, in whole or in part, of a going
----
concern. The required notice period may be extended by the Federal Reserve Board under certain circumstances, including a notice for acquisition of a company engaged in activities not previously approved by regulation of the Federal Reserve Board. If such a proposed acquisition is not disapproved or subjected to conditions by the Federal Reserve Board within the applicable notice period, it is deemed approved by the Federal Reserve Board.

Capital Requirements. The Federal Reserve Board uses capital adequacy guidelines
--------------------
in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

The Federal Reserve Board's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies:

     - a leverage capital requirement expressed as a percentage of total assets;

     - a risk-based requirement expressed as a percentage of total risk-weighted assets; and

     - a Tier 1 leverage requirement expressed as a percentage of total assets.

The leverage capital requirement consists of a minimum ratio of total capital to total assets of 6%, with an expressed expectation that banking organizations generally should operate above such minimum level. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders' equity). The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated companies, with minimum requirements of 4% to 5% for all others.

The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

The Federal Reserve Board's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets. On a pro forma basis, assuming the issuance and sale of 500,000 shares of common stock (the minimum amount offered in this Prospectus) at $___ per share, our leverage capital ratio, risk-based capital ratio and Tier 1 leverage ratio immediately after the offering, in each case as calculated on a consolidated basis and a bank-only basis under the Federal Reserve Board's capital guidelines, would be ____%, ____% and ____%, respectively, significantly exceeding the minimum requirements.

FDICIA requires the federal bank regulatory agencies biennially to review risk-based capital standards to ensure that they adequately address interest rate risk, concentration of credit risk and risks from non-traditional activities and, since adoption of the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act"), to do so taking into account the size and activities of depository institutions and the avoidance of undue reporting burdens. In 1995, the agencies adopted regulations requiring as part of the assessment of an institution's capital adequacy the consideration of (a) identified concentrations of credit risks, (b) the exposure of the institution to a decline in the value of its capital due to changes in interest rates and
(c) the application of revised conversion factors and netting rules on the institution's potential future exposure from derivative transactions.

In addition, the agencies in September 1996 adopted amendments to their respective risk-based capital standards to require banks and bank holding companies having significant exposure to market risk arising from, among other things, trading of debt instruments, (1) to measure that risk using an internal value-at-risk model conforming to the parameters established in the agencies' standards and (2) to maintain a commensurate amount of additional capital to reflect such risk. The new rules were adopted effective January 1, 1997, with compliance mandatory from and after January 1, 1998.

Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law is applicable to the extent that American Community Bancshares maintains as a separate subsidiary a depository institution in addition to American Community Bank.

Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and Federal Reserve Board regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal shareholders of American Community Bank, American Community Bancshares, any subsidiary of American Community Bancshares and related interests of such persons. Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tie-in arrangements (with the holding company or any of its subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.

Any loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to a priority of payment. This priority would also apply to guarantees of capital plans under FDICIA.

Branching

Under the Riegle Act, the Federal Reserve Board may approve bank holding company acquisitions of banks in other states, subject to certain aging and deposit concentration limits. As of June 1, 1997, banks in one state may merge with banks in another state, unless the other state has chosen not to implement this section of the Riegle Act. These mergers are also subject to similar aging and deposit concentration limits.

North Carolina "opted-in" to the provisions of the Riegle Act. Since July 1, 1995, an out-of-state bank that did not already maintain a branch in North Carolina was permitted to establish and maintain a de novo branch in North
                                                   -- ----
Carolina, or acquire a branch in North Carolina, if the laws of the home state of the out-of-state bank permit North Carolina banks to engage in the same activities in that state under substantially the same terms as permitted by North Carolina. Also, North Carolina banks may merge with out-of-state banks, and an out-of-state bank resulting from such an interstate merger transaction may maintain and operate the branches in North Carolina of a merged North Carolina bank, if the laws of the home state of the out-of-state bank involved in the interstate merger transaction permit interstate merger.

Recent Legislative Developments

Effective March 11, 2000, the Gramm-Leach-Bliley Act of 1999, which was signed into law on November 12, 1999, will allow a bank holding company to qualify as a "financial holding company" and, as a result, be permitted to engage in a broader range of activities that are "financial in nature" and in activities that are determined to be incidental or complementary to activities that are financial in nature. The Gramm-Leach-Bliley Act amends the BHC Act to include a list of activities that are financial in nature, and the list includes activities such as underwriting, dealing in and making a market in securities, insurance underwriting and agency activities and merchant banking. The Federal Reserve Board is authorized to determine other activities that are financial in nature or incidental or complementary to such activities. The Gramm-Leach-Bliley Act also authorizes banks to engage through financial subsidiaries in certain of the activities permitted for financial holding companies.

On September 30, 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 (the "Growth Act"), was enacted which contained a comprehensive approach to recapitalize the FDIC's Savings Association Insurance Fund (the "SAIF") and to assure payment of the Financing Corporation (the "FICO") obligations. All of American Community Bank's deposits are insured by the FDIC's BIF. Under the Growth Act, banks with deposits that are insured under the BIF are required to pay a portion of the interest due on bonds that were issued by FICO to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The Growth Act stipulates that the BIF assessment rate to contribute toward the FICO obligations must be equal to one-fifth the SAIF assessment rate through year-end 2000, or until the insurance funds are merged, whichever occurs first. The amount of FICO debt service to be paid by all BIF-insured institutions is approximately $0.0126 per $100 of BIF-insured deposits for each year from 1997 through 2000 when the obligation of BIF-insured institutions increases to approximately $0.0240 per $100 of BIF-insured deposits per year through the year 2019, subject in all cases to adjustments by the FDIC on a quarterly basis. The Growth Act also contained provisions protecting banks from liability for environmental clean-up costs; prohibiting credit unions sponsored by Farm Credit System banks; easing application requirements for most bank holding companies when they acquire a thrift or a permissible non-bank operation; easing Fair Credit Reporting Act restrictions between bank holding company affiliates; and reducing the regulatory burden under the Real Estate Settlement Procedures Act, the Truth-in-Savings Act, the Truth-in-Lending Act and the Home Savings Mortgage Disclosure Act.

                         DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material provisions of American Community Bancshares' Articles of Incorporation and Bylaws.

General

The Articles of Incorporation of American Community Bancshares authorize the issuance of 10,000,000 shares of capital stock, consisting of 9,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock at no par value.

Upon completion of the offering, assuming the maximum number of shares are sold, there will be 2,492,062 shares of common stock outstanding and no shares of preferred stock issued and outstanding. Up to an additional 298,412 shares of common stock will be issuable upon exercise of outstanding options granted under the Incentive Stock Option Plan and Nonstatutory Stock Option Plan. See "MANAGEMENT - Director Compensation - 1999 Nonstatutory Stock Option Plan for
                                      ---------------------------------------
Directors" and "MANAGEMENT - Stock Options".
---------

Common Stock

Dividend Rights. As a North Carolina corporation, American Community Bancshares
---------------
is not directly subject to the restrictions on the payment of dividends applicable to American Community Bank. Holders of shares of American Community Bancshares' common stock are entitled to receive such cash dividends as the Board of Directors of American Community Bancshares may declare out of funds legally available therefor. However, the payment of dividends by American Community Bancshares will be subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights. The ability of American Community Bancshares to pay dividends to the holders of shares of American Community Bancshares' common stock is, at least at the present time, completely dependent upon the amount of dividends American Community Bank pays to American Community Bancshares.

Voting Rights. Each share of American Community Bancshares' common stock
-------------
entitles the holder thereof to one vote on all matters upon which shareholders have the right to vote. In addition, if the Board of Directors of American Community Bancshares consists of nine or more directors, its members will be classified so that approximately one-third of the directors will be elected each year. Shareholders of American Community Bancshares are not entitled to cumulate their votes for the election of directors.

Liquidation Rights. In the event of any liquidation, dissolution or winding up
------------------
of American Community Bancshares, the holders of shares of American Community Bancshares' common stock are entitled to receive, after payment of all debts and liabilities of American Community Bancshares, all remaining assets of American Community Bancshares available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of American Community Bank, American Community Bancshares, as the holder of all shares of American Community Bank common stock, would be entitled to receive payment of all debts and liabilities of American Community Bank (including all deposits and accrued interest thereon) and all remaining assets of American Community Bank available for distribution in cash or in kind.

Preemptive Rights; Redemption. Holders of shares of American Community
-----------------------------
Bancshares' common stock are not entitled to preemptive rights with respect to any shares that may be issued. American Community Bancshares' common stock is not subject to call or redemption.

Preferred Stock

The authorized preferred stock is available for issuance from time to time at the discretion of the Board of Directors without shareholder approval. The Board of Directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes (if any) to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

Authorized But Unissued Shares

North Carolina law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects

General. The following is a summary of the material provisions of American
-------
Community Bancshares' Articles of Incorporation and Bylaws which address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by the Board of Directors of American Community Bancshares (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. All references to the Articles of Incorporation and Bylaws are to the American Community Bancshares' Articles of Incorporation and Bylaws in effect as of the date of this Prospectus.

Classification of the Board of Directors. The Bylaws provide that if the number
----------------------------------------
of directors is nine or more (the number of directors is currently 7), the Board of Directors of American Community Bancshares shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. If so classified, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected (except for certain initial directors whose terms may be shorter than three years as necessary to effect the classification process). A director elected to fill a vacancy shall serve only until the next meeting of shareholders at which directors are elected. If the Board of Directors of American Community Bancshares becomes classified, approximately one-third of the members of the Board of Directors of American Community Bancshares will be elected each year, and two annual meetings will be required for American Community Bancshares' shareholders to change a majority of the members constituting the Board of Directors of American Community Bancshares.

Removal of Directors; Filling Vacancies. American Community Bancshares' Articles
---------------------------------------
of Incorporation provide that shareholders may remove one or more of the directors with cause which includes (i) criminal prosecution and conviction during the course of a director's service as a director of American Community Bancshares of an act of fraud embezzlement, theft, or personal dishonesty, (ii) the prosecution and conviction of any criminal offense involving dishonesty or breach of trust, or (iii) the occurrence of any event resulting in a director being excluded from coverage, or having coverage limited as to the director when compared to other covered directors under any of the fidelity bonds or insurance policies covering its directors, officers or employees. Vacancies occurring in the Board of Directors of American Community Bancshares may be filled by the shareholders or a majority of the remaining directors, even though less than a quorum, or by the sole remaining director.

Amendment of Bylaws. Subject to certain restrictions described below, either a
-------------------
majority of the Board of Directors or the shareholders of American Community Bancshares may amend or repeal the Bylaws. A bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the Board of Directors of American Community Bancshares. Generally, the shareholders of American Community Bancshares may adopt, amend, or repeal the Bylaws in accordance with the North Carolina Business Corporations Act (the "NCBCA").

The Board of Directors is permitted by American Community Bancshares' Articles of Incorporation to consider other constituents besides the shareholders if faced with a proposal that could cause a change in control. Such constituents are employees, depositors, customers, creditors and the communities in which American Community Bancshares and its subsidiaries conduct business. Further, the Board is permitted to evaluate the competence, experience and integrity of any proposed acquiror as well as the prospects for success of such a takeover proposal from a regulatory perspective.

Special Meetings of Shareholders. American Community Bancshares' Bylaws provide
--------------------------------
that special meetings of shareholders may be called only by the President or Board of Directors of American Community Bancshares.

Certain Provisions of North Carolina Law

American Community Bancshares is subject to the North Carolina Shareholder Protection Act (the "Shareholder Protection Act") and the North Carolina Control Share Acquisition Act (the "Control Share Act"), each of which, if applicable, would hinder the ability of a third party to acquire control of either company. The Shareholder Protection Act generally requires that, unless certain "fair price" and other conditions are met, the affirmative vote of the holders of 95% of the voting shares of a corporation is necessary to adopt or authorize a business combination with any other entity, if that entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the corporation. The Control Share Act provides that any person or party who acquires "control shares" (defined as a number of shares which, when added to other shares held, gives the holder voting power in the election of directors equal to 20%, 33 1/3% or a majority of all voting power) may only vote those shares if the remaining shareholders of the corporation, by resolution, permit those shares to be voted. If the shareholders of the corporation permit the "control shares" to be accorded voting rights and the holder of the "control shares" has a majority of all voting power for the election of directors, the other shareholders of the corporation have the right to the redemption of their shares at the fair value of the shares as of the date prior to the date on which the vote was taken which gave voting rights to the "control shares." The provisions of the Shareholder Protection Act and the Control Share Act may have the effect of discouraging a change of control by allowing minority shareholders to prevent a transaction favored by a majority of the shareholders. The primary purpose of these provisions is to encourage negotiations with the board of directors of a company by groups or corporations interested in acquiring control of the company.

The acquisition of more than ten percent (10%) of the outstanding American Community Bancshares' common stock may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act of 1978 (the "Change in Bank Control Act"). The FDIC has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of an FDIC-insured state-chartered non-member bank, either directly or indirectly through an acquisition of control of its holding company, to provide 60 days prior written notice and certain financial and other information to the FDIC. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least twenty-five percent (25%) of any class of voting stock or the power to direct the management or policies of the bank or the holding company. However, under FDIC regulations, control is presumed to exist where the acquiring party has voting control of at least ten percent (10%) of any class of voting securities if (a) the bank or holding company has a class of voting securities which is registered under Section 12 of the 1934 Act, or (b) the acquiring party would be the largest holder of a class of voting shares of the bank or the holding company. The statute and underlying regulations authorize the FDIC to disapprove a proposed acquisition on certain specified grounds.

Prior approval of the Federal Reserve Board would be required for any acquisition of control of American Community Bank or American Community Bancshares by any bank holding company under the BHC Act. Control for purposes of the BHC Act would be based on, among other things, a twenty-five percent (25%) voting stock test or on the ability of the holding company otherwise to control the election of a majority of the Board of Directors of American Community

Bancshares. As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the BHC Act.

The 1934 Act requires that a purchaser of any class of a corporation's securities registered under the 1934 Act notify the SEC and such corporation within ten days after its purchases exceed five percent of the outstanding shares of that class of securities. This notice must disclose the background and identity of the purchaser, the source and amount of funds used for the purchase, the number of shares owned and, if the purpose of the transaction is to acquire control of the corporation, any plans to alter materially the corporation's business or corporate structure. In addition, any tender offer to acquire a corporation's securities is subject to the limitations and disclosure requirements of the 1934 Act.

Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons under the provisions discussed above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1934 Act and is, therefore, unenforceable.

Registrar and Transfer Agent

The registrar and transfer agent for our common stock will be Registrar and Transfer Company, Cranford, New Jersey.

Shares Eligible for Future Sale

Upon completion of the offering, we expect to have 2,492,062 shares of common stock outstanding assuming the maximum number of shares are sold, all of which either will have been registered with the SEC under the 1933 Act or will have been outstanding for a sufficient period of time so that they will be eligible for resale without registration under the 1933 Act unless they were acquired by our directors, executive officers or other affiliates (collectively, "affiliates"). Our affiliates generally will be able to sell shares of the common stock only in accordance with the limitations of Rule 144 under the 1933 Act.

In general, under Rule 144 as currently in effect, an affiliate (as defined in Rule 144) may sell shares of common stock within any three-month period in an amount limited to the greater of 1% of our outstanding shares of common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

As of June 30, 2000, we had outstanding options under our stock option plans to purchase an aggregate of 298,412 shares of our common stock at an exercise price equal to or less than the public offering price of the common stock, as specified on the cover page of this Prospectus.

Prior to the offering, the common stock has been trading on the Nasdaq SmallCap Market, and we cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the common stock after completion of the offering. Nevertheless, sales of substantial amounts of common stock in the public market could have an adverse effect on prevailing market prices.


                  METHOD OF SUBSCRIPTION/PLAN OF DISTRIBUTION

American Community Bancshares has engaged Wachovia Securities to sell a portion of the common stock being offered through this offering on a best efforts basis. The officers and directors of American Community Bancshares will conduct the offering during the first four week period, without receipt of any commissions or other remuneration, primarily in the areas in which our banking offices are located. During this four week period, purchasers may use the Subscription Offer Form attached to this Prospectus. Thereafter, Wachovia Securities will commence its marketing efforts primarily through the offices of its retail brokerage division, IJL Wachovia. Wachovia Securities can, with our consent, engage other agents to sell our common stock. Wachovia Securities will receive a commission of 5% of the offering price for all shares sold by it plus a financial advisory fee of $50,000 if we successfully reach our 500,000 share minimum with Wachovia Securities' assistance. If any other agents sell any common stock through an engagement with Wachovia Securities, they will receive a portion of that commission. If no shares are sold by IJL Wachovia, it shall receive a $25,000 standby fee.

All subscribers must make checks payable to "First Union National Bank/American Community Bancshares, Inc.--Escrow Account". All funds received either by American Community Bancshares or Wachovia Securities will be forwarded to First Union National Bank by noon of the next business day after receipt. First Union National Bank will invest all funds received in direct or guaranteed obligations of the United States, bank savings accounts or money market funds that invest in the foregoing.

                                LEGAL OPINIONS

Gaeta & Glesener, P.A., Raleigh, North Carolina, will pass upon the legality of the securities offered by this Prospectus for us.


                                    EXPERTS

The audited financial statements of American Community Bank as of December 31, 1999 and 1998, included in this Prospectus, have been audited by Dixon Odom PLLC, independent public accountants, as indicated in their report with respect thereto and included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN GET MORE INFORMATION

At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this Prospectus. If you want more information, write or call us at:

                         American Community Bancshares
                            American Community Bank
                             Post Office Box 5035
                      Monroe, North Carolina  28111-5035
                                (704) 225-8444

We are subject to the informational requirements of the 1934 Act and as required by the 1934 Act we file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 and at the SEC's regional offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

Prior to our formation as the holding company for American Community Bank in April 2000, American Community Bank was subject to the informational requirements of the 1934 Act and filed reports, proxy statements and other information with the FDIC. American Community Bank's filings with the FDIC may be inspected and copied, after paying a prescribed fee, at the FDIC's public reference facilities at the Registration, Disclosure and Securities Operations Unit, 550 17/th/ Street, NW, Room 6043, Washington, DC 20429.

AMERICAN COMMUNITY BANCSHARES, INC.
================================================================================


                               TABLE OF CONTENTS

                                                                                          Page No.
                                                                                          --------
AMERICAN COMMUNITY BANK

Independent Auditors' Report.........................................................     F-2

Balance Sheets as of December 31, 1999 and 1998......................................     F-3

Statements of Operations for the years ended December 31, 1999 and 1998..............     F-4

Statements of Shareholders' Equity for the years ended December 31, 1999 and 1998....     F-5

Statements of Cash Flows for the years ended December 31, 1999 and 1998..............     F-6

Notes to Financial Statements........................................................     F-7

AMERICAN COMMUNITY BANCSHARES, INC.

Consolidated Balance Sheets at June 30, 2000 and 1999 (Unaudited)....................    F-23

Consolidated Statements of Operations for the six months ended June 30, 2000
  and 1999 (Unaudited)...............................................................    F-24

Consolidated Statements of Shareholders' Equity for the six months
  ended June 30, 2000 and 1999 (Unaudited)...........................................    F-25

Consolidated Statements of Cash Flows for the six months ended June 30, 2000
  and 1999 (Unaudited)...............................................................    F-26

Notes to Consolidated Financial Statements (Unaudited)...............................    F-27

                        [LETTERHEAD OF DIXON ODOM PLLC]

                          INDEPENDENT AUDITORS' REPORT


To the Shareholders and the Board of Directors
American Community Bank
Monroe, North Carolina

We have audited the accompanying balance sheets of American Community Bank as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1999 and the period from November 16, 1998 (date of opening) through December 31, 1998. These financial statements are the responsibility of American Community Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Community Bank at December 31, 1999 and 1998 and the results of its operations and its cash flows for the year ended December 31, 1999 and the period from November 16, 1998 (date of opening) through December 31, 1998 in conformity with generally accepted accounting principles.


DIXON ODOM PLLC
Sanford, North Carolina
February 17, 2000

AMERICAN COMMUNITY BANK
BALANCE SHEETS
December 31, 1999 and 1998
================================================================================

                                                         1999           1998
                                                     ------------   -----------
ASSETS

Cash and due from banks                              $ 1,809,053    $   302,999
Interest-earning deposits with banks                   8,468,104     14,683,825

Loans (Note C)                                        59,306,451      4,779,844
Allowance for loan losses (Note C)                      (813,000)       (71,000)
                                                     -----------    -----------

                                      NET LOANS       58,493,451      4,708,844

Loans held for sale                                    1,072,261              -
Accrued interest receivable                              299,000         63,975
Bank premises and equipment (Note D)                   2,844,358        474,582
Federal Home Loan Bank stock, at cost                    250,000         37,400
Other assets                                             357,880         81,213
                                                     -----------    -----------

                                   TOTAL ASSETS      $73,594,107    $20,352,838
                                                     ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
 Demand                                              $ 7,308,760    $ 1,060,842
 Savings                                                 888,949         93,008
 Money market and NOW                                 11,018,250      1,879,968
 Time (Note E)                                        35,771,251      4,644,091
                                                     -----------    -----------

                                 TOTAL DEPOSITS       54,987,210      7,677,909

Advances from Federal Home Loan Bank (Note F)          5,000,000              -
Capital lease obligation (Note G)                      1,700,000              -
Accrued expenses and other liabilities                   354,377        222,300
                                                     -----------    -----------

                              TOTAL LIABILITIES       62,041,587      7,900,209
                                                     -----------    -----------

Shareholders' Equity (Notes J and L)
 Common stock, $5 par value, 10,000,000
  shares authorized; 1,492,062 and
  1,243,385 shares issued and outstanding
  at December 31, 1999 and 1998, respectively          7,460,315      6,216,925
 Additional paid-in capital                            5,121,344      6,364,734
 Accumulated deficit                                  (1,029,139)      (129,030)
                                                     -----------    -----------

                     TOTAL SHAREHOLDERS' EQUITY       11,552,520     12,452,629
                                                     -----------    -----------

Commitments (Notes G, H and M)

                          TOTAL LIABILITIES AND
                           SHAREHOLDERS' EQUITY      $73,594,107    $20,352,838
                                                     ===========    ===========

AMERICAN COMMUNITY BANK
STATEMENTS OF OPERATIONS
Year Ended December 31, 1999 and the Period from November 16, 1998 (Date of
 Opening) through December 31, 1998
================================================================================

                                                        1999            1998
                                                     ----------      ----------

INTEREST INCOME
 Loans                                               $3,062,029      $   43,511
 Investments                                             28,690               -
 Interest-earning deposits with banks                   366,128          93,590
                                                     ----------      ----------

                          TOTAL INTEREST INCOME       3,456,847         137,101
                                                     ----------      ----------

INTEREST EXPENSE
 Money market, NOW and savings deposits                 237,536           4,527
 Time deposits                                        1,160,029          17,718
 Borrowings                                              26,135               -
                                                     ----------      ----------

                         TOTAL INTEREST EXPENSE       1,423,700          22,245
                                                     ----------      ----------

                            NET INTEREST INCOME       2,033,147         114,856

PROVISION FOR LOAN LOSSES (Note C)                      742,000          71,000
                                                     ----------      ----------

                      NET INTEREST INCOME AFTER
                      PROVISION FOR LOAN LOSSES       1,291,147          43,856
                                                     ----------      ----------

NON-INTEREST INCOME
 Service charges on deposit accounts                    148,964           1,255
 Mortgage operations                                    340,427               -
 Other                                                    3,617              20
                                                     ----------      ----------

                      TOTAL NON-INTEREST INCOME         493,008           1,275
                                                     ----------      ----------

NON-INTEREST EXPENSE
 Salaries and employee benefits                       1,287,396          74,720
 Occupancy and equipment                                513,211          44,372
 Other (Note K)                                         883,657          55,069
                                                     ----------      ----------

                     TOTAL NON-INTEREST EXPENSE       2,684,264         174,161
                                                     ----------      ----------

                       LOSS BEFORE INCOME TAXES        (900,109)       (129,030)

INCOME TAXES (Note I)                                         -               -
                                                     ----------      ----------

                                       NET LOSS      $ (900,109)     $ (129,030)
                                                     ==========      ==========

                          BASIC AND DILUTED NET
                          LOSS PER COMMON SHARE      $     (.60)     $     (.09)
                                                     ==========      ==========
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING, BASIC AND DILUTED                       1,492,062       1,492,062
                                                     ==========      ==========

AMERICAN COMMUNITY BANK
STATEMENTS OF SHAREHOLDERS' EQUITY
Year Ended December 31, 1999 and the Period from November 16, 1998 (Date of
 Opening) through December 31, 1998
================================================================================



                                                           Additional
                                       Common stock         paid-in     Accumulated       Total
                                   ---------------------
                                    Shares      Amount      capital       deficit        equity
                                   ---------  ----------  ------------  ------------  -------------

Balance, November 16, 1998         1,243,385  $6,216,925  $ 6,364,734   $         -    $12,581,659

Net loss                                   -           -            -      (129,030)      (129,030)
                                   ---------  ----------  -----------   -----------    -----------

Balance, December 31, 1998         1,243,385   6,216,925    6,364,734      (129,030)    12,452,629

Net loss                                   -           -            -      (900,109)      (900,109)

Common stock issued pursuant to
 20% stock dividend                  248,677   1,243,390   (1,243,390)            -              -
                                   ---------  ----------  -----------   -----------    -----------

Balance, December 31, 1999         1,492,062  $7,460,315  $ 5,121,344   $(1,029,139)   $11,552,520
                                   =========  ==========  ===========   ===========    ===========

AMERICAN COMMUNITY BANK
STATEMENTS OF CASH FLOWS
Year Ended December 31, 1999 and the Period from November 16, 1998 (Date of
 Opening) through December 31, 1998
================================================================================

                                                                            1999          1998
                                                                        ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                               $   (900,109)  $  (129,030)
 Adjustments to reconcile net loss to net
   cash used by operating activities:
    Depreciation and amortization                                            159,375        12,678
    Provision for loan losses                                                742,000        71,000
    Change in assets and liabilities:
     Increase in loans held for sale                                      (1,072,261)            -
     Increase in accrued interest receivable                                (235,025)      (63,975)
     Increase in other assets                                               (276,667)      (27,551)
     Increase (decrease) in accrued expenses and other
      liabilities                                                            132,077      (188,471)
                                                                        ------------   -----------

                            NET CASH USED BY OPERATING ACTIVITIES         (1,450,610)     (325,349)
                                                                        ------------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
 Net increase in loans from originations and repayments                  (54,526,607)   (4,779,844)
 Purchases of bank premises and equipment                                   (829,151)      (59,624)
 Purchase of Federal Home Loan Bank stock                                   (212,600)      (37,400)
                                                                        ------------   -----------

                            NET CASH USED BY INVESTING ACTIVITIES        (55,568,358)   (4,876,868)
                                                                        ------------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase in demand deposits                                          16,182,141     3,033,818
 Net increase in time deposits                                            31,127,160     4,644,091
 Advances from Federal Home Loan Bank                                      5,000,000             -
                                                                        ------------   -----------

                        NET CASH PROVIDED BY FINANCING ACTIVITIES         52,309,301     7,677,909
                                                                        ------------   -----------

NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                                              (4,709,667)    2,475,692

CASH AND CASH EQUIVALENTS, BEGINNING                                      14,986,824    12,511,132
                                                                        ------------   -----------

                                CASH AND CASH EQUIVALENTS, ENDING       $ 10,277,157   $14,986,824
                                                                        ============   ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION
   Interest paid                                                        $  1,296,448   $     4,875
                                                                        ============   ===========

   Income taxes paid                                                    $          -   $    21,500
                                                                        ============   ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH
 INVESTING ACTIVITIES
  Acquisition of bank premises and equipment through
    obligation under capital lease                                      $  1,700,000   $         -
                                                                        ============   ===========

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE A - ORGANIZATION AND OPERATIONS

American Community Bank was incorporated on November 13, 1998 and began banking operations on November 16, 1998. American Community Bank is engaged in general commercial and retail banking in Union County, North Carolina, operating under the Banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. American Community Bank undergoes periodic examinations by those regulatory authorities.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans.

Cash Equivalents

For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions "cash and due from banks" and "interest-earning deposits with banks."

Securities Held to Maturity

Bonds and notes for which American Community Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity. American Community Bank held no such securities at December 31, 1999 or 1998.

Securities Available for Sale

Available-for-sale securities are reported at fair value and consist of bonds and notes not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. American Community Bank held no such securities at December 31, 1999 or 1998.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. In addition to originating loans for resale, mortgage originators located at each of American Community Bank's branch locations, process application requests for loans that are ultimately funded by other institutions in the secondary market. American Community Bank receives fee income for these transactions, which is presented as income from mortgage operations in the statements of operations.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. The provision for loan losses is based upon management's best estimate of the amount needed to maintain the allowance for loan losses at an adequate level. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of the current status of the portfolio, historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Because American Community Bank has been in existence for a relatively short time, and therefore has a limited history, management has also considered in applying its analytical methodology the loss experience and allowance levels of other community banks. Management segments the loan portfolio by loan type in considering each of the aforementioned factors and their impact upon the level of the allowance for loan losses.

Loans are considered impaired when it is probable that all amounts due under the contractual terms of the loan will not be collected. The measurement of impaired loans that are collateral dependent is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, or upon the fair value of the collateral if readily determinable. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, regulatory examiners may require American Community Bank to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets which are 39.5 years for buildings and 3 to 7 years for furniture and equipment. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred, and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets are also recognized for operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

Stock Compensation Plans

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under American Community Bank's stock option plans have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. American Community Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied.

Comprehensive Income (Loss)

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, which established standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in financial statements. In addition, SFAS No. 130 requires American Community Bank to classify items of other comprehensive income by their nature in a separate financial statement or as a component of the statement of operations or the statement of shareholders' equity and display the accumulated balance of other comprehensive income separately in the shareholders' equity section of the balance sheet. American Community Bank adopted SFAS No. 130 upon commencement of operations in 1998, as required.

Per Share Results

During 1999, American Community Bank paid a 20% stock dividend. Basic and diluted net loss per common share has been computed by dividing net loss for the period by the weighted average number of shares of common stock outstanding during the period after retroactively adjusting for the stock dividend.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by American Community Bank relate solely to outstanding stock options and are determined using the treasury stock method. American Community Bank's outstanding stock options did not have a dilutive effect on the computation of earnings per share; therefore, for 1999 and 1998, basic and diluted earnings per share are the same amounts.

Federal Home Loan Bank Stock

As a requirement for membership, American Community Bank invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

Recent Accounting Pronouncements

FASB Statement on Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, this Statement was amended by SFAS No. 137 to defer the effective date to fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. This Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management anticipates that this Statement will not materially affect American Community Bank's financial statements.

Reclassifications

Certain amounts in the 1998 financial statements have been reclassified to conform to the 1999 presentation. The reclassifications had no effect on net income or shareholders' equity as previously reported.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
--------------------------------------------------------------------------------

NOTE C - LOANS

Following is a summary of loans at December 31, 1999 and 1998:


                                             1999                   1998
                                     ---------------------  --------------------
                                       Amount     Percent     Amount    Percent
                                     -----------  --------  ----------  --------

     Real estate - mortgage loans    $27,975,255    47.83%  $  394,600     8.38%
     Home equity lines of credit       3,865,430     6.61%     223,771     4.75%
     Commercial and industrial
       loans                          22,730,439    38.86%   2,775,578    58.95%
     Loans to individuals              4,735,327     8.09%   1,385,895    29.43%
                                     -----------   ------   ----------   ------

     Subtotal                         59,306,451   101.39%   4,779,844   101.51%

     Allowance for loan losses           813,000     1.39%      71,000     1.51%
                                     -----------   ------   ----------   ------

     Total                           $58,493,451   100.00%  $4,708,844   100.00%
                                     ===========   ======   ==========   ======


The following table sets forth the contractual maturity of loans at December 31, 1999:


                                                      Greater than
                                         One Year       One Year      More Than
                                          Or Less    Through 5 Years   5 years       Total
                                        -----------  ---------------  ----------  -----------

     Real estate - mortgage loans       $13,029,667      $14,921,880  $   23,708  $27,975,255
     Home equity lines of credit                  -                -   3,865,430    3,865,430
     Commercial and industrial loans      9,774,659       12,713,662     242,118   22,730,439
     Loans to individuals                 1,075,949        3,512,187     147,191    4,735,327
                                        -----------      -----------  ----------  -----------

       Total                            $23,880,275      $31,147,729  $4,278,447  $59,306,451
                                        ===========      ===========  ==========  ===========

The following table sets forth loans with fixed and variable rates having contractual maturities greater than one year at December 31, 1999:

     Fixed Rate            $26,934,030
     Variable Rate           8,492,146
                           -----------
                           $35,426,176
                           ===========

Loans are primarily made in Union County, North Carolina. Real estate loans can be affected by the condition of the local real estate market. Commercial and installment loans can be affected by the local economic conditions.

There were no nonaccrual, restructured or impaired loans at December 31, 1999 and 1998.

American Community Bank has granted loans to certain directors and executive officers of American Community Bank and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management's opinion, do not involve more than the normal risk of collectibility. All loans to directors and executive officers or their interests are submitted to the Board of Directors for approval. A summary of loans to directors, executive officers and their related interests follows:

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
--------------------------------------------------------------------------------

     Loans to directors and officers as a group at January 1, 1999          $  100,000

     Disbursements during year ended December 31, 1999                       6,066,436
     Amounts collected during year ended December 31, 1999                    (323,225)
                                                                            ----------

     Loans to directors and officers as a group at December 31, 1999        $5,843,211
                                                                            ==========

At December 31, 1999, American Community Bank had pre-approved but unused lines of credit totaling $638,000 to directors, executive officers and their related interests.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
================================================================================

NOTE C - LOANS (Continued)

An analysis of the allowance for loan losses follows:

                                                          1999       1998
                                                       ----------  ---------

     Balance at beginning of period                    $   71,000  $       -
                                                       ----------  ---------

     Provision charged to operations                      742,000     71,000
                                                       ----------  ---------

     Charge-offs                                                -          -
     Recoveries                                                 -          -
                                                       ----------  ---------

     Net charge-offs                                            -          -
                                                       ----------  ---------

     Balance at end of period                          $  813,000  $  71,000
                                                       ==========  =========


NOTE D - BANK PREMISES AND EQUIPMENT

Following is a summary of Bank premises and equipment at December 31, 1999 and 1998:

                                                          1999        1998
                                                       ----------   ---------

     Buildings and leasehold improvements              $1,996,792   $  31,480
     Furniture and equipment                            1,019,619     455,780
                                                       ----------   ---------
                                                        3,016,411     487,260
     Less accumulated depreciation and amortization      (172,053)    (12,678)
                                                       ----------   ---------

     Total                                             $2,844,358   $ 474,582
                                                       ==========   =========


Depreciation and amortization amounting to $159,375 for the year ended December 31, 1999 and $12,678 for the period ended December 31, 1998 is included in occupancy and equipment expense.

NOTE E - DEPOSITS

Time deposits in denominations of $100,000 or more were $17,205,572 at December 31, 1999.

At December 31, 1999, the scheduled maturities of certificates of deposit are as follows:

                                Less than       $100,000
                                 $100,000       or more        Total
                              -------------  -------------  -------------

     2000                     $  17,921,592  $  16,870,707  $  34,792,299
     2001                           591,100        100,000        691,100
     2002                            36,553        234,865        271,418
     2003                                 -              -              -
     2004                            16,434              -         16,434
                              -------------  -------------  -------------

     Total                    $  18,565,679  $  17,205,572  $  35,771,251
                              =============  =============  =============

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
================================================================================

NOTE F - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the FHLB consisted of the following at December 31, 1999:

     6.07% due on May 30, 2000                                  $  5,000,000
                                                                ============

Pursuant to collateral agreements with the FHLB, advances are secured by specific qualifying first mortgage loans with carrying amounts of $8,560,000 at December 31, 1999.

American Community Bank also has an available line of credit totaling $3.5 million from a correspondent bank at December 31, 1999.

NOTE G - LEASES

Operating Leases

American Community Bank has entered into operating leases for the land on which its main office is located and for other branch facilities. These leases have terms from five to thirty years. Future rentals under these leases are as follows:

     2000                                                       $     98,029
     2001                                                             99,129
     2002                                                             99,129
     2003                                                             98,629
     2004                                                             90,629
     Thereafter                                                    2,577,118
                                                                ------------

     Total                                                      $  3,062,663
                                                                ============

Capital Lease Obligation

American Community Bank leases its main office facility under a capitalized lease. Leases that meet the criteria for capitalization under generally accepted accounting principles are recorded as assets and the related obligations are reflected as obligations under capital leases on the accompanying balance sheets. Amortization of property under capital lease is included in depreciation expense. Included in premises and equipment at December 31, 1999 is $1.7 million as the capitalized cost of American Community Bank's main office.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
================================================================================

NOTE G - LEASES (Continued)

At December 31, 1999, aggregate future minimum lease payments due under this capital lease obligation are as follows:

     2000                                                       $    138,372
     2001                                                            138,372
     2002                                                            138,372
     2003                                                            138,372
     2004                                                            138,372
     Thereafter                                                    4,257,197
                                                                ------------

     Total minimum lease payments                                  4,949,057
     Less amount representing interest                            (3,249,057)
                                                                ------------

     Present value of net minimum lease payments                $  1,700,000
                                                                ============


Both the operating and capital leases regarding American Community Bank's main office discussed above are leased from a director. Prior to the main facility being completed in November 1999, American Community Bank leased land for its temporary banking facility from that same director. During 1999 and 1998, respectively, total lease payments of $55,975 and $16,500 were paid to this director under these leases.

NOTE H - OTHER COMMITMENTS AND CONTRACTS

American Community Bank has entered into a non-cancelable contract with a third party for data processing services. The estimated future minimum payments required under this contract for the years ending December 31 are as follows:

     2000                                                       $    150,000
     2001                                                            180,000
     2002                                                            198,000
     2003                                                            210,000
                                                                ------------

     Total                                                      $    738,000
                                                                ============


The above future payments are based upon the anticipated future growth of American Community Bank and can therefore vary from the above estimates in any year.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
================================================================================

NOTE I - INCOME TAXES

No income tax provision is included in operating results for 1999 and 1998 because net deferred tax assets of approximately $266,000 and $358,000, respectively, generated during the periods have been offset by increases to the valuation allowance established to fully reserve potential future tax benefits for which realization is not certain. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of deferred taxes at December 31, 1999 and 1998:


                                                         1999         1998
                                                       ---------    ---------

     Allowance for loan losses                         $ 266,000    $  28,000
     Pre-opening costs and expenses                      221,000      330,000
     Net operating loss                                  160,000            -
                                                       ---------    ---------

     Total deferred tax assets                           647,000      358,000
     Valuation allowance                                (624,000)    (358,000)
                                                       ---------    ---------

     Net deferred tax assets                              23,000            -
     Deferred tax liabilities resulting
      from depreciation differences                      (23,000)           -
                                                       ---------    ---------

     Net recorded deferred tax assets                  $       -    $       -
                                                       =========    =========

NOTE J - INITIAL CAPITALIZATION

In accordance with North Carolina banking laws, one dollar ($1.00) per share subscribed was paid into an organizational expense fund to defray the expenses of organization of American Community Bank. Upon the granting of American Community Bank's charter, the unexpended balance of the organizational expense fund was transferred to the permanent surplus of American Community Bank. A summary of American Community Bank's initial capitalization, including the transactions in the organizational expense fund, is as follows:

     Organizational expense fund established at $1.00 per share subscribed         $   1,243,385
     Less brokerage fees and commissions                                                 267,246
     Less pre-opening costs and expenses, net of interest income                         828,330
                                                                                   -------------

     Amount contributed to additional paid-in capital upon chartering of
       American Community Bank                                                           147,809
     Proceeds from stock sale at $10.00 per share subscribed                          12,433,850
                                                                                   -------------

     Total initial capitalization                                                  $  12,581,659
                                                                                   =============

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
================================================================================

NOTE K - OTHER NON-INTEREST EXPENSE

The major components of other non-interest expense for the year ended December 31, 1999 and the period ended December 31, 1998 are as follows:


                                                          1999       1998
                                                       ----------  ---------

     Postage, printing and office supplies             $  165,280  $  21,330
     Advertising and promotion                            169,641     13,138
     Travel, meals, dues and subscriptions                132,568      5,841
     Telephone                                             37,585      4,441
     Other                                                128,806      4,059
     Data processing and technology                       110,791      2,892
     Professional fees and contracted services            138,986      3,368
                                                       ----------  ---------

     Total                                             $  883,657  $  55,069
                                                       ==========  =========

NOTE L - REGULATORY MATTERS

American Community Bank, as a North Carolina banking corporation, may pay cash dividends only out of undivided profits as determined pursuant to North Carolina General Statutes. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such limitation is in the public interest and is necessary to ensure financial soundness of American Community Bank.

American Community Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on American Community Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, American Community Bank must meet specific capital guidelines that involve quantitative measures of American Community Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. American Community Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
------------------------------------------------------------------------------

NOTE L - REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require American Community Bank to maintain minimum amounts and ratios, as prescribed by regulations, of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. As of December 31, 1999 and 1998, American Community Bank exceeds all capital adequacy requirements to which it is subject, as set forth below:

                                                                                       To be well
                                                              For capital        capitalized under prompt
                                            Actual        adequacy purposes    corrective action provisions
                                      -----------------  --------------------  -----------------------------
As of December 31, 1999:               Amount    Ratio     Amount      Ratio        Amount          Ratio
                                      --------  -------  -----------  -------  ----------------  -----------
                                                          (Dollars in thousands)
  Total Capital (to Risk-
    Weighted Assets)                   $12,365   19.53%    *$5,065    *8.0%       *$6,331         *10.0%

  Tier I Capital (to Risk-
    Weighted Assets)                    11,552   18.25%    * 2,532    *4.0%       * 3,798         * 6.0%

  Tier I Capital (to
    Average Assets)                     11,552   18.52%    * 2,495    *4.0%       * 3,118         * 5.0%

                                                                                       To be well
                                                            For capital          capitalized under prompt
                                            Actual        adequacy purposes    corrective action provisions
                                      -----------------  -------------------   ----------------------------
As of December 31, 1998:               Amount    Ratio     Amount     Ratio        Amount         Ratio
                                      --------- -------  -----------  -----   ----------------  ----------
                                                         (Dollars in thousands)
  Total Capital (to Risk-
    Weighted Assets)                  $12,524   151.69%   *$  661     *8.0%        *$  826        *10.0%

  Tier I Capital (to Risk-
    Weighted Assets)                   12,453   150.83%   *   330     *4.0%        *   495        * 6.0%

  Tier I Capital (to
    Average Assets)                    12,453    61.18%   *   814     *4.0%        * 1,018        * 5.0%

* means greater than or equal to

NOTE M - OFF-BALANCE SHEET RISK

American Community Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement American Community Bank has in particular classes of financial instruments. American Community Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
-------------------------------------------------------------------------------

NOTE M - OFF-BALANCE SHEET RISK (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. American Community Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by American Community Bank, upon extension of credit is based on management's credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amounts of American Community Bank's exposure to off-balance sheet risk as of December 31, 1999 is as follows:

     Financial instruments whose contract amounts represent credit risk:
       Commitments to extend credit                    $3,591,000
       Undisbursed lines of credit                      9,376,000
       Undisbursed portion of construction loans        6,647,000


NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments include cash and due from banks, interest-earning deposits with banks, loans held for sale, loans, Federal Home Loan Bank stock, deposit accounts, and advances from Federal Home Loan Bank. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time American Community Bank's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of American Community Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Due from Banks and Interest-earning Deposits with Banks

     The carrying amounts for cash and due from banks and interest-earning deposits with banks approximate fair value because of the short maturities of those instruments.

Loans Held for Sale

     Fair values of loans held for sale are based on commitments on hand from investors or prevailing market prices.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
-------------------------------------------------------------------------------

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Loans

     For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Federal Home Loan Bank Stock

     The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Deposits

     The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for instruments of similar remaining maturities.

Advances from Federal Home Loan Bank

     The fair value of advances from the Federal Home Loan Bank is based upon the discounted value when using current rates at which borrowings of similar maturity could be obtained.

Financial Instruments with Off-Balance Sheet Risk

     With regard to financial instruments with off-balance sheet risk discussed in Note M, it is not practicable to estimate the fair value of future financing commitments.

The carrying amounts and estimated fair values of American Community Bank's financial instruments, none of which are held for trading purposes, are as follows at December 31, 1999 and 1998:

                                                     1999                           1998
                                         ---------------------------     ---------------------------
                                          Carrying        Estimated       Carrying        Estimated
                                           amount        fair value        amount        fair value
                                         -----------     -----------     -----------     -----------
Financial assets:
  Cash and due from banks                 $ 1,809,053     $ 1,809,053     $   302,999     $   302,999
  Interest-earning deposits with
    banks                                   8,468,104       8,468,104      14,683,825      14,683,825
  Loans                                    58,493,451      58,238,000       4,708,844       4,708,844
  Loans held for sale                       1,072,261       1,072,261               -               -
  Federal Home Loan Bank stock                250,000         250,000          37,400          37,400

Financial liabilities:
  Deposits                                 54,987,210      52,854,000       7,677,909       7,677,909
  Advances from Federal Home
    Loan Bank                               5,000,000       5,010,000               -               -

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
-------------------------------------------------------------------------------

NOTE O - EMPLOYEE AND DIRECTOR BENEFIT PLANS

401(k) Retirement Plan

American Community Bank has adopted a 401(k) retirement plan that covers all eligible employees. American Community Bank matches contributions of 3.0% of each employee's salary. Contributions are funded when accrued. Expenses totaled approximately $21,776 for the year ended December 31, 1999 and $-0- during the period ended December 31, 1998.

Stock Option Plans

During 1999 American Community Bank adopted, with shareholder approval, an Employee Stock Option Plan (the "Employee Plan") and a Director Stock Option Plan (the "Director Plan"). Each plan makes available options to purchase 149,206 shares of American Community Bank's common stock for an aggregate number of common shares reserved for options of 298,412. The exercise prices under these plans range from $9.17 to $10.69. The weighted-average exercise price of all options granted to date is $9.19. The options granted under the Director Plan vested immediately at the time of grant, while the options granted under the Employee Plan vest over a five-year period. The weighted average remaining contractual life of all outstanding options at December 31, 1999 was nine years and three months. All unexercised options expire ten years after the date of grant. A summary of American Community Bank's option plans as of and for the year ended December 31, 1999, after retroactively adjusting for the stock dividend paid in 1999, is as follows:

                                    Outstanding Options             Exercisable Options
                              -----------------------------        ---------------------
                                Shares                  Weighted                Weighted
                               available                 average                 average
                              for future     Number     exercise     Number     exercise
                                grants     outstanding    price    outstanding    price
                              -----------  -----------  ---------  -----------  --------
At adoption                      298,412             -  $       -            -  $      -
 Options granted                (298,412)      298,412       9.19      149,206      9.17
 Options exercised                     -             -          -            -         -
 Options forfeited                     -             -          -            -         -
                              ----------   -----------  ---------  -----------  --------
At December 31, 1999                   -       298,412  $    9.19      149,206  $   9.17
                              ==========   ===========  =========  ===========  ========

No compensation cost is recognized by American Community Bank when stock options are granted because the exercise price equals the market price of the underlying common stock on the date of grant. If American Community Bank had used the fair value-based method of accounting for stock options for 1999, its pro forma net loss and net loss per common share would have been $1.3 million and $.87, respectively. Fair values were estimated on the date of grant using the Black-Scholes option pricing model, assuming a risk-free interest rate of 4.75%, a dividend yield of 0%, volatility of 5.0%, and an expected life of five years.

AMERICAN COMMUNITY BANK
NOTES TO FINANCIAL STATEMENTS
December 31, 1999 and 1998
-------------------------------------------------------------------------------

NOTE O - EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Employment Agreement

American Community Bank has entered into an employment agreement with its chief executive officer to ensure a stable and competent management base. The agreement provides for a five-year term, but the agreement may be extended for an additional year at the end of the initial term and annually thereafter. The agreement provides for benefits as spelled out in the contracts and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officer's rights to receive certain vested rights, including compensation. In the event of a change in control of American Community Bank and in certain other events, as defined in the agreement, American Community Bank or any successor to American Community Bank will be bound to the terms of the contract.

AMERICAN COMMUNITY BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
June 30, 2000 and 1999
================================================================================

ASSETS                                                                          2000          1999
                                                                            ------------   -----------
Cash and due from banks                                                     $  1,419,185   $   561,931
Interest-earning deposits with banks                                          12,139,059     6,536,420
Investment securities available for sale, at fair value                          149,391             -

Loans                                                                         88,275,821    35,612,002
Allowance for loan losses                                                     (1,187,000)     (520,000)
                                                                            ------------   -----------

                                                                 NET LOANS    87,088,821    35,092,002

Accrued interest receivable                                                      522,498       160,712
Bank premises and equipment                                                    3,332,152       741,278
Federal Home Loan Bank stock, at cost                                            250,000        61,100
Other assets                                                                     150,079       169,492
                                                                            ------------   -----------

                                                              TOTAL ASSETS  $105,051,185   $43,322,935
                                                                            ============   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
 Demand                                                                     $  9,198,473   $ 3,743,034
 Savings                                                                       1,843,967       553,753
 Money market and NOW                                                         15,082,768     5,279,714
 Time                                                                         57,138,945    21,768,275
                                                                            ------------   -----------

                                                            TOTAL DEPOSITS    83,264,153    31,344,776

Federal funds purchased                                                        3,500,000             -
Advances from the Federal Home Loan Bank                                       5,000,000             -
Capital lease obligation                                                       1,700,834             -
Accrued expenses and other liabilities                                           367,064       177,619
                                                                            ------------   -----------

                                                         TOTAL LIABILITIES    93,832,051    31,522,395
                                                                            ------------   -----------

Shareholders' Equity
 Preferred stock, 2000, no par value, 1,000,000 shares
  authorized; none issued; 1999, none authorized
 Common stock, 2000, $1 par value, 9,000,000 shares
  authorized, 1,492,062 shares issued and outstanding;
  1999, $5 par value, 10,000,000 shares authorized
  1,243,385 shares issued and outstanding                                      1,492,062     6,216,925
 Additional paid-in capital                                                   11,089,597     6,364,734
 Accumulated deficit                                                          (1,361,916)     (781,119)
 Accumulated other comprehensive loss                                               (609)            -
                                                                            ------------   -----------

                                                TOTAL SHAREHOLDERS' EQUITY    11,219,134    11,800,540
                                                                            ------------   -----------

                                TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $105,051,185   $43,322,935
                                                                            ============   ===========

AMERICAN COMMUNITY BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
Six Months Ended June 30, 2000 and 1999
================================================================================

                                                           2000         1999
                                                        ----------   ----------
INTEREST INCOME
 Loans                                                  $3,423,039   $1,034,150
 Investments                                                11,966        1,112
 Interest-earning deposits with banks                      270,370      241,538
                                                        ----------   ----------

                                TOTAL INTEREST INCOME    3,705,375    1,276,800
                                                        ----------   ----------

INTEREST EXPENSE
 Money market, NOW and savings deposits                    274,154       67,098
 Time deposits                                           1,338,073      374,139
 Borrowings                                                228,885            -
                                                        ----------   ----------

                               TOTAL INTEREST EXPENSE    1,841,112      441,237
                                                        ----------   ----------

                                  NET INTEREST INCOME    1,864,263      835,563

PROVISION FOR LOAN LOSSES                                  401,129      449,000
                                                        ----------   ----------

                            NET INTEREST INCOME AFTER
                            PROVISION FOR LOAN LOSSES    1,463,134      386,563
                                                        ----------   ----------

NON-INTEREST INCOME
 Service charges on deposit accounts                       214,415       38,354
 Mortgage operations                                       106,228      195,084
 Other                                                      43,038            -
                                                        ----------   ----------

                            TOTAL NON-INTEREST INCOME      363,681      233,438
                                                        ----------   ----------

NON-INTEREST EXPENSE
 Salaries and employee benefits                          1,020,359      643,284
 Occupancy and equipment                                   318,159      190,496
 Other                                                     821,074      438,310
                                                        ----------   ----------

                           TOTAL NON-INTEREST EXPENSE    2,159,592    1,272,090
                                                        ----------   ----------

                             LOSS BEFORE INCOME TAXES     (332,777)    (652,089)

INCOME TAXES                                                     -            -
                                                        ----------   ----------

                                             NET LOSS   $ (332,777)    (652,089)
                                                        ==========   ==========

                                BASIC AND DILUTED NET
                                LOSS PER COMMON SHARE       $(0.22)      $(0.44)
                                                        ==========   ==========

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING, BASIC AND DILUTED                          1,492,062    1,492,062
                                                        ==========   ==========

AMERICAN COMMUNITY BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (Unaudited)
Six Months Ended June 30, 2000 and 1999
================================================================================

                                                                                   Accumulated
                                                       Additional                     other
                                   Common stock          paid-in    Accumulated   comprehensive      Total
                              -----------------------
                               Shares       Amount       capital      deficit          loss          equity
                              ---------  ------------  -----------  ------------  -------------   ------------
Balance at January 1, 1999    1,243,385  $ 6,216,925   $ 6,364,734  $  (129,030)  $           -   $12,452,629

Net loss                              -            -             -     (652,089)              -      (652,089)
                              ---------  -----------   -----------  -----------   -------------   -----------
Balance at June 30, 1999      1,243,385  $ 6,216,925   $ 6,364,734  $  (781,119)  $           -   $11,800,540
                              =========  ===========   ===========  ===========   =============   ===========


Balance at January 1, 2000    1,492,062  $ 7,460,310   $ 5,121,349  $(1,029,139)  $           -   $11,552,520
                                                                                                  -----------

Comprehensive loss
 Net loss                             -            -             -     (332,777)              -      (332,777)
 Unrealized holding losses
  on available-for-sale
  securities                          -            -             -            -            (609)         (609)
                                                                    -----------   -------------   -----------
 Total comprehensive loss                                              (332,777)           (609)     (333,386)
                                                                    -----------   -------------   -----------

Formation of American
 Community Bancshares,
 Inc. (Note A)                        -   (5,968,248)    5,968,248            -               -             -
                              ---------  -----------   -----------  -----------   -------------   -----------
Balance at June 30, 2000      1,492,062  $ 1,492,062   $11,089,597  $(1,361,916)  $        (609)  $11,219,134
                              =========  ===========   ===========  ===========   =============   ===========

AMERICAN COMMUNITY BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Six Months Ended June 30, 2000 and 1999
================================================================================

                                                               2000           1999
                                                           ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                                  $   (332,777)  $   (652,089)
 Adjustments to reconcile net loss to net cash provided
   (used) by operating activities:
     Depreciation and amortization                              134,660         59,433
     Provision for losses on loans                              401,129        449,000
     Changes in assets and liabilities:
     Increase in accrued interest receivable                   (223,498)       (96,737)
     Decrease in loans held for sale                          1,072,261              -
     (Increase) decrease in other assets                        207,801        (88,279)
     Increase (decrease) in accrued expenses and
       other liabilities                                         13,521        (44,681)
                                                           ------------   ------------

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES              1,273,097       (373,353)
                                                           ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of Federal Home Loan Bank stock                             -        (23,700)
 Purchase of investment securities available for sale          (150,000)             -
 Net increase in loans                                      (28,996,499)   (30,832,158)
 Purchase of bank premises and equipment                       (622,454)      (326,129)
                                                           ------------   ------------

NET CASH USED BY INVESTING ACTIVITIES                       (29,768,953)   (31,181,987)
                                                           ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net change in federal funds purchased                        3,500,000              -
 Net increase in demand deposits                              6,909,249      6,542,683
 Net increase in time deposits                               21,367,694     17,124,184
                                                           ------------   ------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                    31,776,943     23,666,867
                                                           ------------   ------------
NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                             3,281,087     (7,888,473)

CASH AND CASH EQUIVALENTS, BEGINNING                         10,277,157     14,986,824
                                                           ------------   ------------

CASH AND CASH EQUIVALENTS, ENDING                          $ 13,558,244   $  7,098,351
                                                           ============   ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
 Interest paid                                             $  1,764,498   $    378,382
                                                           ============   ============

AMERICAN COMMUNITY BANCSHARES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
June 30, 2000 and 1999
================================================================================

NOTE A - ORGANIZATION AND OPERATIONS


In April 2000, American Community Bancshares, Inc. was formed as a holding company for American Community Bank. Upon formation, one share of Bancshares' $1 par value common stock was exchanged for each of the then outstanding 1,492,062 shares of American Community Bank's $5 par value common stock. American Community Bancshares currently has no operations and conducts no business on its own other than owning American Community Bank.


NOTE B - BASIS OF PRESENTATION

All adjustments considered necessary for a fair presentation of the results for interim periods presented have been included (such adjustments are normal and recurring in nature). Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. The accompanying unaudited interim consolidated financial statements should be read in conjunction with the audited financial statements included elsewhere herein.

For Company Use (Do Not Fill In)             Paid with Subscription $ __________
No. of Shares Requested  ___________                Refund (if any) $ __________
No. of Shares Accepted    ___________                   Balance Due $ __________

                               SUBSCRIPTION OFFER
                      American Community Bancshares, Inc.
                             Monroe, North Carolina

The undersigned, having received and reviewed the Prospectus dated ______, 2000, of American Community Bancshares, Inc. (the "Company"), a bank holding company organized under the laws of the State of North Carolina, and in sole reliance on the information contained therein, hereby subscribes for _______________________________ shares of the Common Stock (par value $1.00 per share) of the Company at a price of $____ per share. The minimum subscription is 100 shares and the maximum is 5% of the aggregate shares subscribed in the Offering, unless such maximum number is waived by the Board of Directors.

The subscription is paid herewith, in United States dollars either by check, draft or money order drawn to the order of "First Union National Bank/American Community Bancshares, Inc. - Escrow Account."

Mail subscriptions and payment to:

                      American Community Bancshares, Inc.
                            Attention:  Escrow Agent
                              Post Office Box 5035
                       Monroe, North Carolina 28111-5035

In connection with this subscription, the undersigned acknowledges and agrees that:

     1. This Subscription Offer may not be canceled, terminated or revoked by the undersigned before December 31, 2000, unless extended by the Company until February 28, 2001.

     2. The Company reserves the right to accept this Subscription Offer for a lesser number of shares than the number noted above, or to reject it altogether, for any reason or no reason, whether or not the subscriptions of other subscribers are treated differently. Subscriptions may be accepted at any time. The Company also reserves the right to cancel accepted Subscription Offers for any reason or no reason until the date the shares purchased through this Offering are issued. Acceptances must be in writing and are legally effective and binding when mailed to the address shown on this Subscription Offer, or in the case of a subscriber whose address has changed and who has provided the new address to the Company in writing, to the new address. If the subscription is accepted in part, the undersigned agrees to purchase the accepted number of shares subject to the terms of this Subscription Offer. A refund, with no interest or income thereon, will be made of all amounts received for subscriptions not accepted. This subscription is nonassignable and nontransferable, except with the written consent of the Company.

     3. All funds paid under this Subscription Offer will be held in the Escrow Account as provided in the Prospectus with First Union National Bank, Charlotte, North Carolina ("First Union") and will be forwarded directly to First Union by 12:00 noon of the next business day after receipt. If by December 31, 2000 (unless extended to February 28, 2001), the Company has not received subscriptions for at least 500,000 shares of its Common Stock, a refund of the funds paid under this Subscription Offer, with interest, will be returned to the subscribers. (See " METHOD OF SUBSCRIPTION/ PLAN OF DISTRIBUTION" in the Prospectus.)

     4. All terms of the Prospectus of the Company dated _________, 2000 are incorporated herein by reference. The undersigned acknowledges he/she has received a copy of the Prospectus.

     5. The undersigned will not purchase or otherwise acquire, directly or indirectly, a beneficial interest in more than 5% of the aggregate shares to be outstanding after the Offering unless such limit is waived by the Board of Directors.

     6. SUBSTITUTE FORM W-9: Under penalties of perjury, I certify that (1) the Social Security Number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. (INSTRUCTION:

YOU MUST CROSS OUT ITEM (2) DIRECTLY ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDER-REPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.)

     7. By his/her initials below, the subscriber acknowledges and agrees that:

     (1) THESE SECURITIES ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") OR ANY OTHER AGENCY OR PERSON AND ARE SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL; (2) THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FDIC, THE NORTH CAROLINA BANKING COMMISSION, OR ANY OTHER REGULATORY BODY, NOR HAS ANY REGULATORY BODY PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS, AND THAT ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL; AND
(3) SUBSCRIBER HAS RECEIVED AND READ A COPY OF THE PROSPECTUS BEFORE SIGNING THIS SUBSCRIPTION OFFER.

If this Subscription Offer is being processed through a registered broker-dealer that by execution hereof such broker-dealer is authorized to transfer sufficient funds as indicated above from my account with such broker-dealer to First Union as Escrow Agent.


Instruction:      Each subscriber must place initials on the line below to
                  indicate that he/she has read the above paragraphs.

  ___________ (Subscriber's Initials)    ____________ (Subscriber's Initials)

Subscriber has signed this Subscription Offer on the date indicated beside his/her signature below, and hereby requests that certificates evidencing shares of Common Stock purchased pursuant to this Subscription Offer be registered in the name and form of ownership described below.

_______________________________________(SEAL) ________________________________
(Signature)                                   (Date)

_______________________________________(SEAL) ________________________________
(Additional Signature, if required)           (Date)

Complete all blanks on this Subscription Offer Form and make check or money order in the amount of $_____ for each share subscribed payable to "First Union National Bank/American Community Bancshares, Inc. - Escrow Account" and mail subscription and check to:

                      American Community Bancshares, Inc.
                              Attn:  Escrow Agent
                              Post Office Box 5035
                       Monroe, North Carolina 28111-5035

Any questions concerning subscriptions or the Offering may be directed to the above address or to (704) 225-8444.

                         STOCK REGISTRATION INFORMATION
                                 (PLEASE PRINT)

________________________________________________________________________________
Name(s) in which stock is to be registered

________________________________________________________________________________
Address  (Street or Post Office Box)

________________________________________________________________________________
City, State, and Zip Code

(___)_____________________________(___)_________________________________________
Daytime Phone                Evening PhoneTaxpayer ID (Social Security Number)


Legal form of ownership:

(  ) Individual                 (  ) Joint Tenants with Right of Survivorship
(  ) Tenants in Common          (  ) Uniform Transfers to Minors
(  ) Other _________________

                             [OUTSIDE BACK COVER]

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THOSE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.


TABLE OF CONTENTS


Prospectus Summary
Risk Factors
Use of Proceeds
Market for common stock and Related
    Shareholder matters
Dividend Policy
Capitalization
Selected Consolidated Financial and Other Data
Management's Discussion and Analysis of
     Financial Condition and Results of Operations
Business
Management
Certain Relationships and Related Transactions
Supervision and Regulation
Description of Capital Stock
Method of Subscription/Plan of Distribution
Legal Opinions
Experts
Where You Can Get More Information
Index to Financial Statements


                          1,000,000 Shares (Maximum)
                           500,000 Shares (Minimum)


                              [AMERICAN COMMUNITY
                               BANCSHARES LOGO]

                              AMERICAN COMMUNITY
                               BANCSHARES, INC.


                                 COMMON STOCK


                                  PROSPECTUS


                              _____________, 2000

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Bylaws of American Community Bancshares provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors or officers of American Community Bancshares, or at the request of American Community Bancshares serve as an officer, director, agent, partner, trustee, administrator or employee for any other foreign or domestic entity, except to the extent such activities were at the time taken known or believed by the potential indemnities to be clearly in conflict with the best interests of American Community Bancshares. Accordingly, American Community Bancshares may indemnify its directors, officers or employees in accordance with either the statutory or non-statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

[Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. American Community Bancshares has purchased a standard directors' and officers liability policy which will, subject to certain limitations, indemnify American Community Bancshares and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such. American Community Bancshares may also purchase such a policy.]

As permitted by North Carolina law, Article 5 of American Community Bancshares' Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of American Community Bancshares or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of American Community Bancshares, (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director's reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of American Community Bancshares).

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                    Registration Fee                      $  2,244 *
                    Sales Agent Commission                 300,000**
                    NASD Fee                                 1,162 *
                    Listing Fee                             10,000 *
                    Printing and Engraving Expenses         20,000 *
                    Legal Fees and Expenses                 45,000 *
                    Accounting Fees and Expenses            15,000 *
                    Blue Sky Fees and Expenses               5,000 *
                    Miscellaneous                            2,500 *
                                                          ----------
                         Total                            $400,906

*    Estimated

**  Estimated sale of 500,000 shares

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

American Community Bancshares has sold no unregistered securities since it was chartered on February 16, 2000.

ITEM 27.  INDEX TO EXHIBITS.

The following exhibits are filed with this Registration Statement:


   Exhibit
   Number     Description
   ------     ------------

     1.1      Sales Agency Agreement (filed herewith)
     1.2      Selected Dealer Agreement (filed herewith)

     1.3      Escrow Agreement (filed herewith)
     3.1      Articles of Incorporation of American Community Bancshares, Inc. *
     3.2      Bylaws of American Community Bancshares, Inc. *

      4       Specimen common stock Certificate *

      5 Opinion of Gaeta & Glesener, P.A. regarding the legality of the securities being registered (filed herewith)
    10.1      1999 Incentive Stock Option Plan *
    10.2      1999 Nonstatutory Stock Option Plan *
    10.3      Employment Agreement of Randy P. Helton dated April 15, 1998 *
    10.4      401(k) Savings Plan of American Community Bank *

     21 Subsidiaries of American Community Bancshares, Inc. (previously filed)
    23.1      Consent of Dixon Odom PLLC (filed herewith)
    23.2      Consent of Gaeta & Glesener, P.A. (contained in Exhibit 5 hereto)

     24       Power of Attorney (previously filed)
     27       Financial Data Schedule (previously filed)

* Incorporated by reference to the Registration Statement of American Community Bancshares, Inc. on Form S-4, Registration No. 333-31148 as filed with the Securities and Exchange Commission on February 25, 2000.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of North Carolina, on September 15, 2000.


                                 AMERICAN COMMUNITY BANCSHARES, INC.


                                 By:  /s/ Randy P. Helton
                                      -------------------
                                      Randy P. Helton
                                      President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on September 15, 2000 by the following persons in the capacities indicated.


/s/ Randy P. Helton
-------------------
Randy P. Helton
President and Chief Executive Officer

/s/ Dan R. Ellis, Jr.
---------------------
Dan R. Ellis, Jr.
Chief Financial Officer and Secretary

/s/ Thomas J. Hall*
-------------------
Thomas J. Hall
Director

/s/ Larry S. Helms*
-------------------
Larry S. Helms
Director

/s/ Kenneth W. Long*
--------------------
Kenneth W. Long
Director

/s/ L. Steven Phillips*
-----------------------
L. Steven Phillips
Director

/s/ David D. Whitley*
---------------------
David D. Whitley
Director

/s/ Gregory N. Wylie*
---------------------
Gregory N. Wylie
Director

*    /s/ Randy P. Helton
     -------------------
     By Randy P. Helton
     Attorney-in-Fact